ASSET PURCHASE AGREEMENT

BETWEEN

CHARTER COMMUNICATIONS VI, LLC

THE HELICON GROUP, L.P.

HORNELL TELEVISION SERVICE, INC.

INTERLINK COMMUNICATIONS PARTNERS, LLC

CHARTER COMMUNICATIONS, LLC

CHARTER COMMUNICATIONS HOLDINGS, LLC

and

ATLANTIC BROADBAND FINANCE, LLC

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of the 3rd day of September, 2003, by and between Charter Communications VI, LLC, a limited liability company ("CCVI"), The Helicon Group, L.P., a limited partnership ("Helicon"), Interlink Communications Partners, LLC, a limited liability company ("Interlink"), and Charter Communications, LLC, a limited liability company ("CCLLC"), each organized under the laws of the State of Delaware, and Hornell Television Service, Inc., a corporation organized under the laws of the State of New York ("HTS") (collectively, the "Sellers" and each individually, a "Seller"), Charter Communications Holdings, LLC, a limited liability company organized under the laws of the state of Delaware ("Parent") and Atlantic Broadband Finance, LLC, a limited liability company organized under the laws of the State of Delaware ("Buyer").

W I T N E S S E T H:

WHEREAS, Sellers own and operate a cable television system in and around the communities of Cumberland, Maryland; Salamanca, New York; Middletown, Delaware; Altoona, Bradford, Uniontown and Johnstown, Pennsylvania; Davis, Moorfield, and Paw Paw, West Virginia; and Miami, Florida; as more particularly described in Schedule 1 hereto;

WHEREAS, Sellers have agreed to convey to Buyer substantially all of their assets comprising the System, excepting those Excluded Assets described in Section 2.1(b) of this Agreement, upon the terms and conditions set forth herein;

WHEREAS, Buyer has agreed to assume certain specified liabilities of Sellers, upon the terms and conditions set forth herein; and

WHEREAS, as the direct or indirect parent company of each Seller, Parent will derive substantial direct and indirect benefits from the transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the representations and warranties and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Sellers and Buyer do hereby agree as follows:

  Definitions and Interpretation.

  1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used herein with initial capital letters:

  "Adjusted Data Subscriber Target" means 40,000 multiplied by a fraction, the numerator of which is the actual number of Equivalent Basic Subscribers and the denominator of which is 235,000.

  "Adjusted Purchase Price" has the meaning set forth in Section 3.1 of this Agreement.

  "Adjustment Assets" means (without duplication) the sum of the following, as the same shall exist as of the Adjustment Time, to the extent relating to the System, are included in the Assets, and are consistent with the representations, warranties and covenants of Sellers contained herein, and to the extent (and only up to such amount) included on the Pre-Closing Certificate described in Section 3.3(b) as adjusted in the Post-Closing Certificate described in Section 3.3(c), calculated to reflect the principle enunciated in Section 3.3(a):

    (i) one hundred percent (100%) of the face amount of all accounts receivable that are 30 days or less past due as of the Adjustment Time, ninety-five percent (95%) of the face amount of all accounts receivable that are between 31 and 60 days past due as of the Adjustment Time, ninety-five percent (95%) of the face amount of all advertising sales accounts receivable that are between 61 and 120 days past due, and all other accounts receivable that are $10 or less in amount; provided, however, that Adjustment Assets shall not include: (A) any portion of non-advertising sales accounts receivable that is more than 60 days past due as of the Adjustment Time, unless the amount that is more than 60 days past due is $10 or less, (B) any portion of advertising sales accounts receivable that is more than 120 days past due as of the Adjustment Time, unless the amount that is more than 120 days past due is $10 or less, or (C) such accounts receivable that relate to subscribers whose accounts are inactive or whose service is pending disconnection for any reason on the Closing Date;

    (ii) the amount of all prepaid expenses as of the Adjustment Time relating to the ownership or operation of the Assets and the System (which prepaid expenses shall be prorated between Sellers and Buyer as of the Adjustment Time on the basis of the period covered by the respective prepayment and shall include, without limitation, prepaid expenses attributable to real and personal property taxes, rentals and power and utility charges, copyright fees and pole attachment fees), to the extent the benefit of such items will be realized by Buyer after the Closing Date;

    (iii) all prepayments, credit balances and deposits of any Seller related to the System (including any accrued interest thereon), to the extent the benefit of such prepayments, credit balances and deposits will be realized by Buyer after the Closing Date; and

    (iv) Barter Receivables, but only to the extent that Barter Receivables are less than or equal in amount to the Barter Liabilities.

  Anything herein to the contrary notwithstanding, Adjustment Assets shall not include: (A) intercompany allocations and other payments of overhead charges; (B) Taxes based in whole or in part on the income of any Seller or its Affiliates or the Systems or the transactions contemplated by this Agreement; (C) prepaid expenses relating to supplies and inventory; (D) prepaid insurance expenses and bonds; (E) prepaid wages, salaries, payroll taxes and expenses, benefits, perquisites and other compensation related expenses; or (F) prepaid expenses related to the Excluded Assets. For purposes of this definition, the number of days that a subscriber account receivable is "past due" will be determined from the first day of the period for which the applicable billing relates.

  "Adjustment Liabilities" means (without duplication) the sum of the following, as the same shall exist as of the Adjustment Time, to the extent relating to the System and consistent with the representations, warranties and covenants of Seller contained herein, and to the extent (and only up to such amount) included on the Pre-Closing Certificate described in Section 3.3(b) as adjusted in the Post-Closing Certificate described in Section 3.3(c), calculated to reflect the principle enunciated in Section 3.3(a):

    (i) all subscriber or third party prepayments, credit balances and deposits related to the System (including any accrued interest thereon);

    (ii) all accrued and unpaid expenses relating to the ownership or operation of the Assets and the System, including accrued and unpaid franchise fees (which accrued and unpaid expenses shall be prorated between Seller and Buyer as of the Adjustment Time on the basis of the period to which the respective expense relates, and shall include, without limitation, accrued expenses attributable to real and personal property taxes, rentals and power and utility charges, copyright fees and pole attachment fees), provided, that any such accrued and unpaid expenses relating to contracts that are not included in the Assumed Liabilities and any income Taxes of any Seller shall not be included in the Adjustment Liabilities;

    (iii) all accounts payable relating to the ownership or operation of the Assets and the System and incurred in the ordinary course of business;

    (iv) all deferred revenue received by any Seller or the System prior to the Adjustment Time for services to be rendered by Buyer or the System to Persons after the Closing Date, including payments for cable television commercials, which revenues shall be prorated between Seller and Buyer as of the Adjustment Time on the basis of the period to which such revenues relate, but excluding Launch Fees and fees paid or payable to a Seller relating to any programming agreement;

    (v) with respect to Transferred Employees, as defined in Section 6.6(a), accrued obligations through the Adjustment Time for vacation and sick days, subject to Section 6.6(c); and

    (vi) Barter Liabilities.

  "Adjustment Time" has the meaning set forth in Section 3.3(a).

  "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

  "Assets" has the meaning set forth in Section 2.1 of this Agreement.

  "Assumed Liabilities" has the meaning set forth in Section 2.2 of this Agreement.

  "Barter Liabilities" means unperformed obligations in the form of services owed by Sellers where an unaffiliated third party provides or provided products or services to Sellers in exchange for such obligations.

  "Barter Receivables" means unperformed obligations in the form of products or services owed to Sellers where Sellers provide or provided services in exchange for such obligations.

  "Basic Cable Service" means the tier of cable television service that includes the retransmission of local broadcast signals as defined in the Cable Act which defines "cable service" specifically as "(A) the one-way transmission to subscribers of (i) video programming, or (ii) other programming service, and (B) subscriber interaction, if any, which is required for the selection or use of such video programming or other programming service."

  "Bill of Sale and Assignment and Assumption Agreement" has the meaning set forth in Section 3.4 of this Agreement.

  "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in St. Louis, Missouri or New York, New York are required or authorized to be closed.

  "Cable Act" means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. Sections 151 et seq., all other provisions of the Cable Communications Policy Act of 1984 and the provisions of the Cable Television Consumer Protection and Competition Act of 1992, and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act of 1934 (in each case, including the rules, regulations, policies and published decisions of the FCC thereunder), in each case as amended and in effect from time to time.

  "Claim" has the meaning set forth in Section 10.3(b) of this Agreement.

  "Closing" has the meaning set forth in Section 3.2 of this Agreement.

  "Closing Date" has the meaning set forth in Section 3.2 of this Agreement.

  "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the IRC and of any similar state law.

  "Communications Act" means the Communications Act of 1934, as amended, including as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act of 1934, and the rules and regulations, policies and published decisions of the FCC thereunder, in each case as in effect from time to time.

  "Compensation Arrangement" means any plan or compensation arrangement, other than an Employee Plan or a Multiemployer Plan, whether written or unwritten, which provides to any current or former employees or directors of any Seller or any ERISA Affiliate any compensation or other benefits, whether deferred or not, in excess of base salary, wages or commissions but excluding overtime pay, and including, but not limited to, any bonus (including any bonus given to motivate employees to work for any Seller through the Closing), incentive plan, stock rights plan, deferred compensation arrangement, stock purchase plan, severance pay plan and any other perquisites and employee fringe benefit plans.

  "Data Service" means the provision of cable modem high speed internet access and other data services through the System to residential subscribers.

  "Data Subscriber" means, as of any date of determination, an active customer for Data Service in a single household. For purposes of this Agreement, an "active customer" means any person at any given time that is paying for and receiving Data Service from the System and who has an account as to which no amount in excess of $10.00 is more than 60 days past due. For purposes of this Agreement, an "active customer" does not include any person that as of the date of calculation has not paid in cash or a cash equivalent (excluding any voucher or other promotional currency) in full the System's regular basic monthly subscription rate for Data Service (excluding installation or other non-recurring charges) without discount (other than discounts offered pursuant to selling or marketing campaigns or promotional activities engaged in by the System in the ordinary course of business and consistent with past practices) for at least one month, and does not include any person that has requested that Data Service be terminated. For purposes of this Agreement, the number of days that a subscriber account receivable is "past due" will be determined from the first day of the period for which the applicable billing relates.

  "DOJ" has the meaning set forth in Section 6.2 of this Agreement.

  "EBS Percentage" means, with respect to a given Seller, a fraction, stated as a percentage, the numerator of which is the number of Equivalent Basic Subscribers located within the Franchises held by such Seller on the Closing Date, and the denominator of which is the total number of Equivalent Basic Subscribers located within the Franchises held by all Sellers on the Closing Date.

  "Employee" means any individual employed by any Seller and whose employment relates principally to the System.

  "Employee Plan" means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) to which any Seller or any ERISA Affiliate contributes or has any obligation to contribute or which any Seller or any ERISA Affiliate sponsors or maintains or under which it has or may have any liability.

  "Encumbrance" means any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, adverse claim, voting agreement, restriction on transfer or any exception to or defect in title or other ownership interest.

  "Environmental Claim" means a notice, demand, suit, administrative proceeding or formal action by a Governmental Authority or third party alleging a violation of, or noncompliance with, or liability under any Environmental Law including any demand for clean-up, damages, fines, penalties or other Remedial Action with respect to Hazardous Substances or pursuant to any Environmental Law.

  "Environmental Laws" means any and all Legal Requirements: (i) related to releases or threatened releases of any Hazardous Substance to soil, surface water, groundwater, air or any other environmental media; (ii) governing the use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iii) related to the pollution or protection of the environment or human health. Such Environmental Laws shall include, but are not limited to, RCRA, CERCLA, EPCRA, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Endangered Species Act and any other federal, state or local laws, statutes, ordinances, rules, orders, permit conditions, licenses or any terms or provisions thereof related to clause (i), (ii) or (iii) above, in each case as in effect on or prior to the date of this Agreement.

  "Equipment" means all electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, cable modems, transformers behind television sets and fittings), headend hardware (including origination, earth station and transmission and distribution systems, CMTs, routers and servers), test equipment, vehicles, towers, tower equipment, microwave equipment, office equipment, computers, billing equipment, furniture, fixtures, supplies, inventory and other tangible personal property owned, leased, used or held for use principally in the operation of the System, including the Equipment identified on Schedule 1E.

  "Equipment Software" means all software, computer programs and technical data that (i) provides integrated database applications for supporting, provisioning and monitoring cable modem customers of the Miami, Florida System, (ii) is associated with the provision and control of subscriber's devices (including set-top boxes and cable modems), whether resident in the applicable subscriber's device or in the related controller or CMT, (iii) is associated with the System's status-monitoring processes, or (iv) is included in any Equipment and is not licensed under a licensing agreement pursuant to which licensing fees are paid on an on-going basis.

  "Equivalent Basic Subscriber" means, as of any date of determination, an active customer for at least Basic Cable Service either in a single household, a commercial establishment or in a multi-unit dwelling (including a hotel unit); provided, however, that the number of customers in a multi-unit dwelling or commercial establishment that obtain(s) service on a "bulk-rate" basis will be determined by dividing the gross bulk-rate billings for both Basic Cable Service and Expanded Basic Service (but, in each case, excluding billings from a la carte tiers or premium services, installation or other non-recurring charges, converter rental or new product tiers or from any outlet or connection other than such customer's first, or from any pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such multi-unit dwelling or commercial establishment during the most recent billing period ended prior to the date of calculation (but excluding billings in excess of a single month's charge) by the retail rate charged during the billing period to individual households in the applicable service area for combined Basic Cable Service and Expanded Basic Service from the System as of the Closing Date (but, in each case, excluding a la carte tiers or premium services, installation or other non-recurring charges, converter rental or new product tiers or from any outlet or connection other than the first, or from any pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like). For example, if the gross bulk-rate billings for both Basic Cable Service and Expanded Basic Service (with the exclusions described above) for a multi-unit dwelling for a billing period are $250 and the retail rate charged during that billing period to individual households (with the exclusions described above) is $50, then that multi-dwelling unit will have five (5) Equivalent Basic Subscribers. For purposes of this Agreement, an "active customer" means any person, commercial establishment or multi-unit dwelling at any given time that is paying for and receiving at least Basic Cable Service from the System and who has an account as to which no amount in excess of $10.00 is more than 60 days past due. For purposes of this Agreement, an "active customer" does not include any person, commercial establishment or multi-unit dwelling that as of the date of calculation has not paid in cash or a cash equivalent (excluding any voucher or other promotional currency) in full the System's regular basic monthly subscription rate for at least Basic Cable Service (excluding installation or other non-recurring charges) without discount (other than discounts offered pursuant to selling or marketing campaigns or promotional activities engaged in by the System in the ordinary course of business and consistent with past practices) for at least one month, and does not include any person, commercial establishment or multi-dwelling unit that has requested that Basic Cable Service be terminated. For purposes of this Agreement, the number of days that a subscriber account receivable is "past due" will be determined from the first day of the period for which the applicable billing relates.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, as in effect from time to time.

  "ERISA Affiliate" means (i) any corporation which at, or at any time before, the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as any Seller; (ii) any partnership, trade or business (whether or not incorporated) which at, or at any time before, the Closing Date is or was under common control (within the meaning of Section 414(c) of the IRC) with any Seller; (iii) any entity which at, or at any time before, the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as any Seller, any corporation described in clause (i) or any partnership, trade or business described in clause (ii); or (iv) any entity which at any time at or before the Closing Date is or was required to be aggregated with any Seller under Section 414(o) of the IRC.

  "Escrow Agent" means the escrow agent from time to time party to the Pre-Closing Escrow Agreement, the Letter of Credit Escrow Agreement or the Post-Closing Escrow Agreement, as the context may require.

  "Excluded Assets" has the meaning set forth in Section 2.1(b) of this Agreement.

  "Expanded Basic Service" means any level of video programming service greater than Basic Cable Service provided over the System, regardless of service tier, other than (i) Basic Cable Service, (ii) any new product tier, (iii) any digital tier and (iv) pay tv services.

  "FCC" means the Federal Communications Commission.

  "Fiduciary" has the meaning set forth in Section 3(21) of ERISA.

  "Financial Statements" has the meaning set forth in Section 4.5 of this Agreement.

  "Franchise" means all franchise agreements and similar governing agreements, instruments and resolutions and franchise-related statutes and ordinances or written acknowledgements of a Governmental Authority that are necessary or required in order to operate the System and to provide cable television services in the System.

  "Franchise Area" means, with respect to any Franchise, the geographic area in which a Seller is authorized to operate the System pursuant to such Franchise.

  "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

  "Governmental Authority" means (i) the United States of America, (ii) any state of the United States of America and any political subdivision thereof, including counties, municipalities and the like, or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

  "Governmental Authorizations" means, collectively, all Franchises and other authorizations, agreements, Licenses, permits, approvals, easements, registrations, qualifications, leases, variances and similar rights for and with respect to the installation, construction, ownership or operation of the System obtained from any Governmental Authority.

  "Hazardous Substance" means any pollutant, contaminant, chemical, toxic or noxious substance, material, gas, compound or waste which, due to its nature or quantity, is regulated under Environmental Laws, including, without limitation, any petroleum compounds (refined or crude), flammable substances, explosives, asbestos-containing materials, radioactive materials and polychlorinated biphenyls ("PCBs").

  "Intangibles" means all intangible assets, including subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), causes of action (unless identified as an Excluded Asset), Equipment Software included in the Mail Server Assets or set forth on Schedule 2.1(b)(ix), copyrights, going concern value and goodwill, if any, owned, used or held for use principally in the operation of the System.

  "IRC" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.

  "Knowledge of Sellers," "Sellers' Knowledge" or phrases of similar import means the actual knowledge of Tony Bello, Karen Broach, Matt Favre, Charles Sorchilla, Michael Papasergi, David Diehl, Carl Lender and Bill Kuelker, or any of their successors in the respective positions with Sellers and their Affiliates held by them on the date of this Agreement, and such knowledge that any of those persons should have acquired in the reasonable discharge of his or her management responsibilities with respect to the System.

  "Launch Fees" means any advance or lump sum payments received by any Seller or its Affiliates or the System in connection with any programming agreement used in the operation of the System.

  "Leases" means the Personal Property Leases and the Real Property Leases.

  "Legal Requirement" means any statute, ordinance, code, law, rule, regulation, permit or permit condition, administrative or judicial decree, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

  "Letter of Credit Escrow Agreement" has the meaning set forth in Section 3.1.

  "License" means any license, permit or other authorization (other than a Franchise) issued by a Governmental Authority, including, but not limited to, the FCC, used in the construction or operation of the System (including, but not limited to, TV translator station licenses and microwave licenses (including, but not limited to, Cable Television Relay Services "CARS" and Television Receive Only "TVRO" earth station registrations).

  "Mail Server Assets" shall mean all assets and rights associated with, incorporated in, or required for the operation and maintenance of the e-mail server for the address and URL www.the-beach.net, and [addressee]@the-beach.net, including the hardware and equipment located at the Miami, Florida System, any proprietary software code, customer information or databases, applications and other intellectual property incorporated in or associated with such mail server and equipment, whether owned or licensed by the Sellers.

  "Material Adverse Effect" means one or more events or circumstances which have had, or with the passage of time would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations, assets or liabilities of the System, taken as a whole.

  "Material Consents" means the Required Consents designated as Material Consents in Schedule 4.4.

  "Multiemployer Plan" means a plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, to which any Seller or any ERISA Affiliate contributed, contributes or is required to contribute or with respect to which any of them has any liability.

  "Other Real Property" has the meaning set forth in Section 4.7(b) of this Agreement.

  "Outside Closing Date" means June 30, 2004.

  "Owned Real Property" has the meaning set forth in Section 4.7(a) of this Agreement.

  "Permitted Encumbrances" means the following: (i) statutory landlord's liens and statutory liens for current taxes, assessments and governmental charges not yet due and payable (or being contested in good faith by appropriate proceedings); (ii) zoning laws and ordinances and similar Legal Requirements; (iii) rights reserved to any Governmental Authority to regulate the affected property; (iv) as to interests in Real Property, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title that are reflected in the public records and that do not individually or in the aggregate materially interfere with the right or ability to own, use, lease or operate the Real Property as presently utilized; and (v) any Encumbrance created in connection with or pursuant to an Assumed Liability; provided that Permitted Encumbrances do not include any item or items described in any of clauses (i) through (v) above that, individually or in the aggregate, have a Material Adverse Effect; and provided further, that Permitted Encumbrances do not include any item or items described in clause (v) above that, individually or in the aggregate secure in excess of $2,000,000 of Assumed Liabilities.

  "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

  "Personal Property Leases" has the meaning set forth in Section 4.8 of this Agreement.

  "Post-Closing Escrow Agreement" has the meaning set forth in Section 3.2 of this Agreement.

  "Pre-Closing Deposit" has the meaning set forth in Section 3.1 of this Agreement.

  "Pre-Closing Escrow Agreement" has the meaning set forth in Section 3.1 of this Agreement.

  "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the IRC for which no exemption under Section 408 of ERISA exists.

  "Purchase Price" has the meaning set forth in Section 3.1 of this Agreement.

  "Real Property" means all of the fee and leasehold estates, buildings, fixtures and other improvements thereon, easements, licenses, wire crossing permits, rights to access, rights-of-way and other real property interests that are owned, leased, held, operated or used or held for use principally in the business or operations of the System, plus such additions thereto and less such deletions therefrom arising between the date hereof and the Closing Date in accordance with this Agreement.

  "Real Property Leases" has the meaning set forth in Section 4.7 of this Agreement.

  "Related Agreements" means all written agreements, instruments, affidavits, certificates and other documents, other than this Agreement, that are executed and delivered by Buyer or Sellers pursuant to this Agreement or in connection with Buyer's purchase of the Assets or any other transactions contemplated by this Agreement, regardless of whether such agreements, instruments, affidavits, certificates and other documents are expressly referred to in this Agreement.

  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Real Property (owned, leased or used by easement), including the movement of contaminants through or in the air, soil, surface water or groundwater above, in or below any parcel of Real Property, including a Release as defined in CERCLA at 42 U.S.C. Section 9601(22).

  "Remedial Action" means any and all actions required to (i) clean up, correct, remove, treat, pay fines, penalties or damages with respect to, or in any other way address Hazardous Substances in the indoor or outdoor environment, (ii) prevent the Release or threat of Release or minimize the further Release of Hazardous Substances so they do not migrate or endanger public health or welfare of the indoor or outdoor environment or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care in connection with the Release of Hazardous Substances.

  "Required Consents" means any approval, consent, authorization or act of, or any declaration, notice, filing, application, registration or other action with or to, any Governmental Authority or other Person under any License, Franchise, agreement or other instrument which is necessary as a condition to the consummation or effectiveness of the transfer or assignment of any such License, Franchise, agreement or other instrument or as a condition to the consummation or effectiveness of the transaction contemplated by this Agreement and the Related Agreements.

  "Retained Employees" has the meaning set forth in Section 6.6(a).

  "Retained Liability" has the meaning set forth in Section 2.2.

  "SEC" means the United States Securities and Exchange Commission.

  "Sellers" has the meaning ascribed in the preamble to Agreement and also includes any additional Sellers added pursuant to Section 6.19.

  "Start Date" shall mean, with respect to each parcel of Real Property, the earlier of December 31, 1999 and the first date on which any Seller or its Affiliate was both (i) conducting the business of the System on such parcel of Real Property, and (ii) an Affiliate of Charter Communications, Inc., a Delaware corporation.

  "System" means the cable television reception and distribution system owned and operated in the conduct of the cable television business and all of the activities and operations ancillary thereto, including the provision of cable modem internet access services, advertising services and other income generating businesses, conducted or carried on in the Franchise Areas and communities listed on the attached Schedule 1.

  "System Contract" means any pole line agreement, underground conduit agreement, crossing agreement, retransmission consent agreement, lease, non-governmental license, subscriber agreement, multiple dwelling, bulk billing or commercial service agreement, or any other contract or agreement (other than a Governmental Authorization) held for use or used in connection with or that relates to the business or operation of the System and to which a Seller or an Affiliate of a Seller is a party or which is binding on a Seller or an Affiliate of a Seller or the System and which is in effect on the date of this Agreement or which is entered into between the date of this Agreement and the Closing Date in compliance with this Agreement, including the Real Property Leases, Personal Property Leases, Pole Attachment Agreements and other contracts and agreements listed on Schedule 4.7, 4.8, 4.11 or 4.12. The term "System Contract" excludes any agreement or other contract which is part of the Excluded Assets.

  "Taxes" or "Tax" means and includes, without limitation, any and all governmental or quasi-governmental fees (including, without limitation, license, filing and registration fees), taxes (including, without limitation, income, gross receipts, franchise, sales, use, property, real or personal, tangible or intangible taxes), interest equalization and stamp taxes, assessments, levies, imposts, duties, charges, required contributions or withholdings of any kind or nature whatsoever, including, without limitation, income, capital, excise, employment, occupancy, property, ad valorem, sales, transfer, recording, documentary, registration, motor vehicle, franchise, use and gross receipts taxes imposed by any Governmental Authority, together with any and all penalties, fines or interest thereon or additions attributable thereto.

  "Transferred Employee" has the meaning set forth in Section 6.6(a) of this Agreement.

  "Transition Services" has the meaning set forth in Section 6.16 of this Agreement.

  "Treasury Regulations" means the currently effective regulations promulgated or proposed by the United States Treasury Department under the IRC.

  "Vulcan Credit Facility" means the credit facility to be extended by Vulcan, Inc. to one or more Affiliates of Parent and to be guaranteed by Parent, as described in a commitment letter effective April 14, 2003 between Vulcan, Inc. and an Affiliate of Parent. Such commitment letter is summarized in the Form 10-K of Charter Communications, Inc. for the year ended December 31, 2002.

  Sale of Assets; Assumption of Certain Liabilities.

  2.1 Sales of Assets.

    Subject to the terms, provisions and conditions contained in this Agreement, on the Closing Date, each Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from each Seller, all right, title and interest of each Seller in the Assets, free and clear of all Encumbrances other than Permitted Encumbrances, but subject to any Required Consents that have not been obtained as of the Closing Date. The term "Assets" as used in this Agreement shall mean all of the assets, properties, privileges, rights, interests and claims, tangible and intangible, real and personal, that are located within any of the Franchise Areas that are owned, leased or held for use in connection with the operation of the System or if located elsewhere that are used or useful principally in connection with the operation of the System as the same shall exist on the Closing Date; provided, however, that the Assets shall not include any of the "Excluded Assets," as defined in Section 2.1(b). For the avoidance of doubt the Assets shall include all assets, properties, rights and interests transferred to the Sellers on or prior to the Closing Date by Affiliates of the Sellers as required by Section 6.9(b) and any assets, properties, rights and interests transferred by Sellers to an Affiliate prior to the Closing Date pursuant to Section 6.19. The Assets shall include, without limitation:

      the Franchises, Licenses and other Governmental Authorizations (in each case, to the extent transferable by Sellers);

      the System Contracts;

      (iii) all retransmission consents that, by their terms, will be binding upon Buyer upon Closing or that are assigned to Buyer pursuant to Section 6.9(d);

      the Intangibles;

      the Equipment;

      the Real Property;

      the Mail Server Assets;

      all accounts receivable of Sellers relating to their operation of the System; and

      all regulatory, business, operational, maintenance, tax and financial (to the extent relating to the System or the Assets) and engineering records, files, data, drawings, blueprints, schematics and maps, if any, of the System and reports and records concerning suppliers, customers, subscribers and others customarily maintained in the management and operation of the System.

    Notwithstanding the foregoing, the Assets shall not include, and Buyer shall not acquire any interest in or to, any of the following (the "Excluded Assets"):

      programming and retransmission consent agreements of Sellers, other than those listed on Schedule 2.1(b)(i), those that, by their terms, will be binding upon Buyer upon Closing or those that are assigned to Buyer pursuant to Section 6.9(d);

      insurance policies of Sellers and rights and claims thereunder;

      bonds, letters of credit, surety instruments and other similar items and any stocks, bonds, certificates of deposit and similar investments of Sellers;

      cash and cash equivalents and notes receivable of Sellers;

      Sellers' copyrights, trademarks, trade names, service marks, service names, logos and similar proprietary rights (except to the extent included as part of the Mail Server Assets or Equipment Software and except to the extent of immaterial unregistered common law copyrights on works of authorship included in the Assets);

      Sellers' minute books and other books and records not principally related to the System or the Assets, including those related to internal matters and financial relationships with Sellers' lenders and Affiliates;

      all Employee Plans, Multiemployer Plans and Compensation Arrangements;

      installment sale agreements and other agreements under which Buyer would be obligated to pay the deferred purchase price of property, except any such agreements that are listed in Schedule 4.9 hereto;

      software licenses, including master software licenses maintained by Affiliates of Sellers other than for operating system software, and other than software licenses included as part of the Mail Server Assets or Equipment Software and software licenses listed in Schedule 2.1(b)(ix);

      agreements for management services, consulting services and other agreements, with Sellers' Affiliates;

      master advertising sales agreements which cover the System, except any such agreements that are listed in Schedule 2.1(b)(xi); and

      all other assets and properties set forth in Schedule 2.1(b)(xii)
      .

    2.2 Assumed Liabilities.

    Subject to the terms, provisions and conditions contained in this Agreement, on and after the Closing Date, Buyer agrees to pay, discharge and perform the following to the extent related to the Assets received by Buyer (the "Assumed Liabilities"):

        liabilities and obligations under (A) the Franchises, Governmental Authorizations and Licenses included in the Assets and identified on the attached Schedule 4.10, or (B) the System Contracts included within the Assets which either are listed on Schedule 4.7, 4.8, 4.11 or 4.12 or are not required by the terms of Section 4.8(b) or 4.11 to be listed on such Schedules (because such System Contracts fall below each applicable threshold in Section 4.8(b) or 4.11 which require System Contracts to be listed on such schedule), or are contracts entered into by a Seller between the date hereof and the Closing Date in accordance with the provisions of Section 6.1(b) hereof (the "Assumed Contracts"), and in the case of all items described in clause (A) or clause (B) above, to the extent accruing and relating to the period from and after the Closing Date;

        the Adjustment Liabilities to the extent they are taken into account in determining the Purchase Price adjustment required by Section 3.3; and

        liabilities and obligations arising out of Buyer's ownership or operation of the System from and after the Closing, except to the extent that any such liability or obligation relates to any of the Excluded Assets.

  All other obligations and liabilities of any Seller and any other obligations and liabilities relating to the System or the Assets to the extent incurred by any Affiliate of any Seller (the "Retained Liabilities"), including (a) obligations with respect to the Excluded Assets, (b) any obligations under the Related Agreements or arising out of any breach by any Seller thereof, (c) any claims or pending litigation or proceeding relating to the operation of the System or the ownership of the Assets prior to or on the Closing Date, (d) any obligations or liabilities owing by a Seller to its Affiliate, and (e) any liabilities for or on account of Taxes other than Taxes included in the Adjustment Liabilities, shall remain the obligations and liabilities of Sellers or such Affiliate(s) of Sellers, as applicable.

  Closing.

    3.1 Purchase Price.

    The aggregate purchase price payable for the Assets shall be Seven Hundred Sixty-Five Million Dollars ($765,000,000), as adjusted at the Closing pursuant to Section 3.3(a) (the "Purchase Price"), and as further adjusted post-Closing pursuant to Section 3.3(c) (as so adjusted, the "Adjusted Purchase Price"). Concurrently with the execution hereof and as an inducement to each Seller to enter into this Agreement, Buyer shall deliver to the Escrow Agent identified in the Pre-Closing Escrow Agreement dated as of the date of this Agreement among Buyer, Sellers and such Escrow Agent (the "Pre-Closing Escrow Agreement") cash in the amount of Five Million Dollars ($5,000,000) (together with interest and other earnings thereon, the "Pre-Closing Deposit") to secure, in part, Buyer's obligations hereunder. If and when Buyer substitutes the Pre-Closing Letter of Credit for the Pre-Closing Deposit pursuant to Section 6.20, Sellers and Buyer shall (i) take such actions as may be required to cause the Escrow Agent under the Pre-Closing Escrow Agreement to deliver the Pre-Closing Deposit, and all earnings thereon, to Buyer in immediately available funds by wire transfer in accordance with Buyer's written instructions, and (ii) enter into the Letter of Credit Escrow Agreement in the form attached hereto as Exhibit A (the "Letter of Credit Escrow Agreement") with such modifications that the Escrow Agent thereunder may require and that are mutually acceptable to Buyer and Sellers.

    3.2 Manner and Time of Closing and Payment. The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Kirkland & Ellis, LLP 153 E. 53rd Street, New York, NY 10022 on the tenth (10th) Business Day after the satisfaction or waiver of all conditions set forth in Sections 7 and 8 hereof, but no later than the Outside Closing Date (such date on which the Closing actually occurs being the "Closing Date"). At the Closing, (a) on Sellers' behalf, Buyer shall deposit Ten Million Dollars ($10,000,000) in immediately available funds ("Indemnity Amount") with the Escrow Agent that becomes party to the Post-Closing Escrow Agreement in the form of the attached Exhibit B among Buyer, Sellers and such Escrow Agent (the "Post-Closing Escrow Agreement"), to be held and disbursed thereafter in accordance with the Post-Closing Escrow Agreement, (b) each Seller and Buyer shall take such actions as may be required to cause the Escrow Agent under the Letter of Credit Escrow Agreement to (i) deliver the Pre-Closing Letter of Credit to Buyer or surrender the Pre-Closing Letter of Credit to the issuing bank for cancellation or (ii) deliver the cash proceeds received by the Escrow Agent under the Letter of Credit Escrow Agreement upon a draw on the Pre-Closing Letter of Credit pursuant to Section 4.2 of the Letter of Credit Escrow Agreement, together with any earnings thereon (the "Escrow Fund"), to Sellers in immediately available funds by wire, inter-bank or intra-bank transfer, in accordance with Sellers' written instructions, and (c) Buyer shall deliver to Sellers the Purchase Price (as adjusted pursuant to Section 3.3(a)), less the Indemnity Amount and, if applicable, the Escrow Fund, in immediately available funds by wire, inter-bank or intra-bank transfer, in accordance with Sellers' written instructions. The Indemnity Amount shall be disbursed from escrow as follows:

    (a) $5,000,000 of the Indemnity Amount, less the amount of (i) any Claims made by Buyer in accordance with the terms of Section 10 of this Agreement that either have been paid by Sellers out of the Indemnity Amount or are then unresolved, and (ii) any amounts owed (or claimed by Buyer to be owed) by Sellers or Parent under Section 3.3 which remain unpaid or the subject of a dispute among Buyer and Sellers, shall be paid to Sellers on the date that is 180 days after the Closing Date; and

    (b) the entire remaining unreleased portion of the Indemnity Amount, less (i) the amount of any Claims made by Buyer in accordance with the terms of Section 10 of this Agreement that are then unresolved, and (ii) any amounts owed (or claimed by Buyer to be owed) by Sellers or Parent under Section 3.3 which remain unpaid or the subject of a dispute among Buyer and Sellers, shall be paid to Sellers on the first anniversary of the Closing Date.

    Sellers and Buyer will take such actions as may be required to cause the Escrow Agent under the Post-Closing Escrow Agreement to deliver the Indemnity Amount in accordance with the foregoing.

    3.3 Adjustment of Purchase Price.

      The Purchase Price shall be subject to adjustment, as of 12:01 a.m. (St. Louis time) on the Closing Date (the "Adjustment Time"), to, among other things, reflect the principle that all revenues and refunds, and all costs, expenses and liabilities, attributable to the operation of the System for any period prior to the Adjustment Time are for the account of Sellers, and all revenues and refunds, and all costs, expenses and liabilities (other than liabilities and obligations under contracts or other obligations of Sellers that are not Assumed Liabilities, which in any event will remain liabilities and obligations of Sellers) attributable to the operation of the System from and after the Adjustment Time are for the account of Buyer. The adjustments to be made to the Purchase Price pursuant to this Section 3.3(a) shall consist of the following:

      (i) if the Adjustment Assets are in excess of the Adjustment Liabilities, the Purchase Price shall be increased by the amount of such excess;

      (ii) if the Adjustment Liabilities are in excess of the Adjustment Assets, the Purchase Price shall be decreased by the amount of such excess;

      (iii) whether or not Section 6.14 applies, the Purchase Price shall be reduced (if the actual number of Equivalent Basic Subscribers is fewer than 235,000) or increased (if the actual number of Equivalent Basic Subscribers is greater than 235,000) by an amount equal to $3,255 multiplied by the difference between 235,000 and the actual number of Equivalent Basic Subscribers;

      (iv) whether or not Section 6.14 applies, the Purchase Price shall be reduced (if the actual number of Data Subscribers is fewer than the Adjusted Data Subscriber Target) or increased (if the actual number of Data Subscribers is greater than the Adjusted Data Subscriber Target) by an amount equal to $1,800 multiplied by the difference between the Adjusted Data Subscriber Target and the actual number of Data Subscribers; and

      (v) if Section 6.14 applies, then the Purchase Price shall be reduced by the amount determined in accordance with Section 6.14. provided that the application of clauses (iii) and (iv) above, taken together, shall not increase the Purchase Price (i.e., the Purchase Price will be increased pursuant to clause (iii) above only in the event of, and only to the extent of, any reduction of the Purchase Price pursuant to clause (iv) above, and the Purchase Price will be increased pursuant to clause (iv) above only in the event of, and only to the extent of, any reduction of the Purchase Price pursuant to clause (iii) above). The attached Exhibit C sets forth illustrations of the operation of this Section 3.3(a) and the computation of the Adjustment Assets and the Adjustment Liabilities.

      Sellers shall deliver to Buyer, not fewer than seven Business Days prior to the Closing Date, a certificate signed by Sellers (the "Pre-Closing Certificate"), which shall specify Sellers' good faith estimate of the adjustments to the Purchase Price required under Section 3.3(a) (including estimates of the Adjustment Assets, Adjustment Liabilities, Equivalent Basic Subscribers and Data Subscribers), calculated as of the Adjustment Time. The Pre-Closing Certificate shall be accompanied by reasonably detailed documentation supporting the calculations set forth therein. Buyer may challenge the contents of the Pre-Closing Certificate within four Business Days following delivery thereof and the documentation described in the preceding sentence if Buyer believes, in good faith, that it is in error, by delivering a notice of disagreement to Sellers. If Buyer delivers a notice of disagreement to Sellers, then Buyer and Sellers shall use good faith efforts to resolve any disputes with respect to the Pre-Closing Certificate prior to the Closing Date and the amount of the Purchase Price paid to Seller at Closing shall be based on the adjustments to the Purchase Price as mutually agreed to by Sellers and Buyer. If Buyer does not deliver a notice of disagreement to Seller, the amount of the Purchase Price paid to Sellers at the Closing shall be based on the adjustments to the Purchase Price set forth in the Pre-Closing Certificate.

      Within 90 days after the Closing Date, Buyer shall deliver to Sellers a certificate signed by Buyer (the "Post-Closing Certificate"), which shall set forth Buyer's final adjustments to the Purchase Price to be made pursuant to Section 3.3(a), together with reasonably detailed documentation supporting the calculations set forth therein; and, thereafter, Buyer shall provide Sellers with such other documentation relating to the Post-Closing Certificate as is available to Buyer and that Sellers may reasonably request. If Sellers wish to dispute the final adjustments to the Purchase Price to be made pursuant to Section 3.3(a), as reflected in the Post-Closing Certificate, Sellers shall, within 30 days after their receipt of the Post-Closing Certificate, serve Buyer with a written description of the disputed items (the "Disputed Items") together with such documentation as Buyer may reasonably request. If Sellers notify Buyer of their acceptance of the amounts set forth in the Post-Closing Certificate, or if Sellers fail to deliver their report of any Disputed Items within the 30-day period specified in the preceding sentence, the amounts set forth in the Post-Closing Certificate shall be conclusive, final and binding on Buyer and Sellers as of the last day of such 30-day period. If Sellers serve Buyer with a written description of Disputed Items within such 30-day period and Buyer and Seller do not resolve any Disputed Item within 30 days after Buyer's receipt of such written description, Buyer and Sellers shall, within the ten days following expiration of such 30-day period, appoint an independent public accounting firm of national reputation as is agreed upon by them to resolve the Disputed Items, provided such firm is not the auditor for either Buyer or Sellers. The cost of retaining such firm shall be borne one-half by Buyer and one-half by Sellers. Such firm shall report its determination in writing to Buyer and Sellers, and such determination shall be conclusive and binding on Buyer and Sellers and shall not be subject to further dispute or review.

      If, as a result of any resolution reached by Buyer and Sellers, or any determination made by an accounting firm, in either case pursuant to Section 3.3(c), Buyer is finally determined to owe any amount to Sellers, or Sellers are finally determined to owe any amount to Buyer, the obligor(s) shall pay such amount to the obligee(s), in immediately available funds, within three Business Days of such determination. Notwithstanding the foregoing, Buyer shall pay to Sellers or Sellers shall pay to Buyer, as the case may be, in immediately available funds, the amount due such obligee(s) with respect to any item that is not a Disputed Item within three Business Days of the date on which a dispute no longer exists, to an account or accounts specified in writing by the obligee(s). Any amount not paid by a Seller as required under this Section 3.3(d) will be paid by Parent.

    3.4 Instrument of Assignment and Assumption and Post-Closing Escrow Agreement.

    At the Closing, Buyer and Sellers will execute and deliver a Bill of Sale and Assignment and Assumption Agreement, in a form mutually agreeable to Buyer and Sellers (the "Bill of Sale and Assignment and Assumption Agreement"), and the Post-Closing Escrow Agreement.

    3.5Purchase Price Allocation.

  Buyer and Sellers (acting unanimously) will use good faith efforts to agree on the allocation of the Purchase Price payable to Sellers among the Assets. As soon as practicable following the date hereof, Buyer shall deliver to Sellers a proposed allocation; provided, that such allocation shall be consistent with Section 1060 of the IRC and applicable treasury regulations. Buyer and Sellers shall file the forms required to be filed under Section 1060 of the IRC consistent with any such agreed upon allocation. Subject to the first sentence of this Section 3.5, each Seller's individual share of the Purchase Price payable to Sellers (including any adjustment to the Purchase Price pursuant to Section 3.3) shall be determined by reference to the agreed upon allocation of the Purchase Price among all Assets as agreed by Buyer and Sellers (acting unanimously) pursuant to this Section 3.5 (in the case of any adjustment to the Purchase Price under Section 3.3, taking into account the nature of such adjustment) and, unless otherwise unanimously agreed by Sellers, the respective Assets owned by such Seller.

  Representations and Warranties of Sellers and Parent.

  In order to induce Buyer to enter into this Agreement, and to consummate the transactions contemplated hereby, Parent hereby makes the representations and warranties regarding the Parent set forth in Sections 4.1, 4.2, 4.3 and 4.5 to Buyer, and each Seller severally, and not jointly, hereby makes each of the representations and warranties set forth in this Section 4 to Buyer:

    4.1Organization and Power.

    CCVI, Interlink, CCLLC and Parent are limited liability companies and Helicon is a limited partnership, in each case validly existing and in good standing under the laws of the State of Delaware. HTS is a corporation validly existing and in good standing under the laws of the State of New York. Each Seller has full company power and authority to own, lease and use its Assets as they are currently owned, leased and used to conduct the operations of the System as they are currently conducted.

    4.2 Capacity; Due Authorization; Enforceability.

    All requisite company action required to be taken by Parent and each Seller for the execution, delivery and performance by Parent and each Seller of this Agreement and all Related Agreements to which it is a party has been duly taken. Parent and each Seller have the full legal capacity and legal right, power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and each Seller, and this Agreement and each of the Related Agreements to which Parent or a Seller is a party, upon execution and delivery, will be a legal, valid and binding obligation of Parent or such Seller, enforceable in accordance with its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

    4.3 Absence of Conflicting Agreements.

    Except as disclosed in Schedule 4.3, the execution, delivery and performance by Parent or any Seller of this Agreement and the Related Agreements to which Parent or such Seller is a party and the consummation of the transactions contemplated hereby and thereby, provided that all of the Required Consents described on Schedule 4.4 are obtained, will not: (a) violate any of CCVI's, Interlink's, CCLLC's or Parent's Articles of Organization or operating agreement, or Helicon's Certificate of Limited Partnership or limited partnership agreement, or HTS' Articles of Incorporation or bylaws; or (b) except as would not result in a Material Adverse Effect (i) violate any Legal Requirement applicable to Parent, any Seller, the Assets or the System; (ii) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (iii) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), permit or result in the termination, suspension or modification of any obligation of any Seller or Parent under, result in the acceleration of (or give any Person the right to accelerate) the performance of any Seller or Parent under, or result in the creation or imposition of any Encumbrance other than Permitted Encumbrances, under, any System Contract, Governmental Authorization or any other instrument evidencing any of the Assets or any instrument or other agreement to which any Seller, the Parent or the System is a party or by which any Seller, the Parent or the System or any of the Assets or the Parent's assets is bound or affected.

    4.4 Consents.

    Except as described in Schedule 4.4, no approval, consent, authorization or act of, or any declaration, notice, filing, application, registration or other action with or to, any foreign, federal, state or local court or Governmental Authority or other Person is necessary for the consummation or effectiveness of the transactions contemplated in this Agreement and the Related Agreements in accordance with the terms hereof and thereof. Schedule 4.4 identifies as such the Required Consents that are material to the operation of the System (the "Material Consents").

    4.5 Financial Statements.

    Attached hereto as Schedule 4.5 are unaudited balance sheets relating to the System as of each of December 31, 2002, March 31, 2003 and June 30, 2003, and unaudited statements of operations relating to the System for the one-year period, three-month, and six-month period then ended, respectively (collectively, and with all financial statements after the date hereof to be provided to Buyer pursuant to Section 6.1(c), and with the Additional Unaudited Financial Statements which Sellers are obligated to deliver in Section 6.2(c), (d) and (e), and with the Audited Financial Statements prepared pursuant to Section 6.2(c) and (d), the "Financial Statements"). The Financial Statements were prepared or, in the case of all financial statements to be provided to Buyer after the date hereof, will be prepared, in accordance with GAAP applied on a consistent basis except as described therein (in the case of any unaudited financial statements) throughout the periods covered thereby and on a basis consistent with Charter Communications, Inc.'s audited consolidated financial statements for the corresponding periods, are (or will be) accurate and complete in all material respects and fairly present (or will present) the financial condition and results of operations of the System as of the date and for the periods indicated, subject to normal, immaterial year-end adjustments (in the case of interim financial statements) and the omission of footnotes (in the case of interim financial statements). The Audited Financial Statements, when delivered pursuant to Section 6.2(c) and 6.2(d), will not vary materially from the unaudited financial statements attached as Schedule 4.5 or to be delivered pursuant to this Agreement for the corresponding periods. Sellers have delivered to Buyer the audited consolidated balance sheet of Parent and its subsidiaries as of December 31, 2002 (the "Parent Balance Sheet"), and the related consolidated statements of operations, changes in member's equity and cash flows for the year then ended (collectively, the "Parent Financial Statements"). The Parent Financial Statements are accurate and complete in all material respects and fairly present the financial condition and results of operations of Parent and its subsidiaries on a consolidated basis for the periods indicated. There has not been a material and adverse change in the assets, liabilities or financial condition of Parent and its subsidiaries on a consolidated basis since December 31, 2002. Parent has no material obligations or liabilities other than those set forth in the Parent Balance Sheet, those incurred in the ordinary course of business since December 31, 2002, or those to be incurred in connection with the Vulcan Credit Facility.

    4.6 Absence of Certain Changes.

    Except as disclosed in Schedule 4.6, since January 1, 2003, Sellers have operated the System in the ordinary course of business consistent with past practice and there has not been any:

      sale, assignment, lease or other transfer of assets used in connection with the System other than, in the case of sales, assignments, leases or transfers to Persons that are not Affiliates of Sellers, in the ordinary course of business (unless such assets were unnecessary or obsolete); or

      material increase in the salary or other compensation payable or to become payable to any Employee, other than any such increase made in the ordinary course of business consistent with past practice (including year-end bonus and annual increase) or as required under any employment arrangement then in effect, and other than any retention or "stay" bonus agreed to for the purpose of incentivizing an Employee to remain in a Sellers' employ through the Closing.

    4.7 Real Property; Leases.

      Schedule 4.7(a) contains a list of the parcels of Real Property owned by Sellers and included in the Assets (the "Owned Real Property").

      Schedule 4.7(b) contains a list of (i) the leases included in the Real Property ("Real Property Leases") and (ii) the other Real Property, including, easements, licenses, rights to access, rights-of-way and other Real Property interests, that are used in the operations of the System (the "Other Real Property"). Sellers have delivered to Buyer accurate copies of all Real Property Leases and documents evidencing or relating to all Other Real Property to Buyer.

      The Real Property described on Schedules 4.7(a) and 4.7(b) includes all real property used or held for use in connection with the operations of the System.

      Sellers will have as of Closing, good, marketable and insurable fee simple interests in the Owned Real Property, other than any Headend Real Property that will not be included in the Primary Property Transfer. Schedule 4.7 sets forth the legal description for each parcel of Owned Real Property. Except for Permitted Encumbrances, there will be no Encumbrance as of Closing on any portion of the Real Property. Except as set forth on Schedule 4.7, no Seller or Affiliate of a Seller has received notice of any pending condemnation or similar proceeding affecting any Real Property, and to Sellers' Knowledge, no such action is presently contemplated or threatened.

      Except as set forth on Schedule 4.7, Sellers have valid and enforceable leasehold interests under the Real Property Leases and, to Sellers' Knowledge, Sellers have the valid and enforceable right to use all Other Real Property as it is used in the operation of the System, pursuant to the easements, licenses, rights to access, rights-of-way and other real property interests listed on Schedule 4.7, subject only to Permitted Encumbrances.

      Except as set forth on Schedule 4.7, there are no leases or other agreements, oral or written, granting to any Person other than a Seller the right to occupy or use any Real Property. Except as set forth on Schedule 4.7, all easements and rights-of-way necessary for the System's current use of any Real Property are valid and in full force and effect, and no Seller or Affiliate of a Seller has received any notice with respect to the termination, breach or impairment of any of those rights. To the Knowledge of Sellers, each parcel of Owned Real Property, leased Real Property and Other Real Property, any improvements constructed thereon and their then current use will as of Closing conform to: (i) all applicable Legal Requirements, and (ii) all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel.

      All of the improvements, leasehold improvements, the premises included in the Real Property and the premises demised under the leases and other documents evidencing the Real Property will be as of Closing, in good condition and repair, except for ordinary wear and tear and routine repairs. Each Seller has performed all of its material obligations under the Real Property Leases; no Seller is in material breach or default under any such Real Property Leases or any instrument or other document relating to Other Real Property; there exists no condition or event which, after the giving of notice or lapse of time or both would constitute such breach or default; and all payments required to be paid under each of the Real Property Leases or any instrument or other document relating to Other Real Property have been paid in a timely manner.

    4.8 Personal Property.

      Except as set forth on Schedule 4.8, Sellers own and have good title to all of the Equipment and Intangibles, free and clear of Encumbrances that are not Permitted Encumbrances. The Equipment is in good condition and repair, except for ordinary wear and tear and the need for routine repairs. At the Closing, the Equipment shall include the minimum number of vehicles, modems and converters specified on Schedule 1E.

      Schedule 4.8 contains a list, as of the date hereof, of each lease or other agreement or right under which a Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and used principally by Sellers in the operation of the System (the "Personal Property Leases") other than any such Personal Property Lease involving, individually, annual payments of $50,000 or less, without penalty to Sellers or the System. Sellers have delivered to Buyer accurate copies of the Personal Property Leases listed on Schedule 4.8.

    4.9 Sufficiency of Assets. Except as set forth on Schedule 4.9 and except for items included in the Excluded Assets, the Assets constitute all of the assets, properties, rights, interests and claims necessary to permit Buyer to conduct the business of the System and to operate the System as it is being conducted and operated and in compliance in all material respects with all applicable Legal Requirements, System Contracts, Licenses and Franchises as of the Closing and to perform all of the liabilities and obligations of the System as they will exist at the Closing.

    4.10 Governmental Authorizations.

    Schedule 4.10 is a list of the Governmental Authorizations. Accurate copies of all the Governmental Authorizations listed in Schedule 4.10 have been delivered to Buyer. The Governmental Authorizations are validly held and currently in full force and effect, and are valid under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending of which any Seller or any Affiliate of a Seller has received notice or, to Sellers' Knowledge, threatened, to terminate, suspend or modify any Governmental Authorization and each Seller is in compliance with the terms and conditions of all the Governmental Authorizations applicable to it and with other applicable requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the Governmental Authorizations, including all requirements for notification, filing, reporting, posting and maintenance of logs and records. The Governmental Authorizations contain all of the commitments and obligations of any Seller to the applicable Governmental Authorities under any Franchise issued by a Governmental Authority with respect to the construction, ownership and operation of the System. The Franchises and Licenses included in the Governmental Authorizations represent all the Franchises and Licenses necessary lawfully to operate and provide cable television services and other services provided by any Seller in the geographic areas currently served by the System, other than those Franchise Areas in which Sellers validly and lawfully operate without a written Franchise or Governmental Authorization, which areas are set forth on Schedule 4.10. The expiration date of each Franchise is accurately set forth and described on Schedule 4.10.

    4.11 Other Agreements.

    Schedule 4.11 sets forth all of the System Contracts, other than System Contracts involving annual payments of $50,000 or less, individually, or $1,000,000 or less in the aggregate, and except for System Contracts identified on Schedule 4.7, 4.8 or 4.12 and those not required to be listed on Schedule 4.8(b) due to the $50,000 threshold set forth in Section 4.8(b). Except as set forth in Schedule 4.11, and except for contracts entered into after the date of this Agreement in accordance with Section 6.1(b), with respect to the Assets or operation of the System, no Seller is a party to or bound by:

      any contract for the purchase, sale or lease of Real Property or any option to purchase or sell Real Property;

      any installment sale agreement or liability for the deferred purchase price of property with respect to any of the Assets;

      any multiple dwelling unit agreement (covering 25 or more units), written agreement with subscribers for cable television service or written hotel and motel agreement;

      any collective bargaining agreement governing the terms or conditions of employment of any Employee or any employment agreement with any Employee or any other Compensation Arrangement, other than oral agreements for employment of an individual terminable at will by Sellers without penalty or payment (other than unpaid wages and salary accrued prior to such termination); or

      any other contract, agreement, commitment, understanding or instrument, other than the System Contracts identified on Schedule 4.7, 4.8 or 4.12 and those not required to be listed on Schedule 4.8(b) due to the $50,000 threshold set forth in Section 4.8(b).

    Sellers have delivered to Buyer accurate copies of all written System Contracts that are identified in Schedule 4.7, 4.8, 4.11 or 4.12. Each System Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of each Seller that is a party thereto, and no Seller is, and to Sellers' Knowledge, no other party thereto is, in breach or default of any term or condition thereof.

    4.12 Pole Attachment Agreements; Related Agreements.

    Schedule 4.12 contains a list of all contracts, agreements and understandings (other than the Governmental Authorizations listed in Schedule 4.10, System Contracts listed on Schedule 4.11, and those entered into after the date of this Agreement in accordance with Section 6.1(b)) with respect to the Assets or the System to which any Seller or the System is a party or by which any of them or it is bound relating to: (i) the use of any public utility facilities including, without limitation, all pole line, joint pole or master contracts for pole attachment rights and the use of conduits ("Pole Attachment Agreements"), (ii) the use of any fiber optic, microwave or satellite transmission facilities or (iii) the sale of cablecast time to third parties for advertising or other purposes. Except as set forth in Schedule 4.12, Sellers has delivered to Buyer accurate copies of all Pole Attachment Agreements and other agreements and instruments referred to in Schedule 4.12.

    4.13Retransmission Consent and Must-Carry; Rate Regulation; Copyright Compliance.

      Set forth in Schedule 4.13 is a list of all the television broadcast stations serving an area covered by the System that have elected "must-carry" status pursuant to the Cable Act (the "Must-Carry Stations") and a list of all the stations serving an area covered by the System that have elected "retransmission consent" status pursuant to the Cable Act. Except as set forth on Schedule 4.13 by the designation "no agreement," each station carried by the System is carried pursuant to a retransmission consent agreement or "must-carry" election, and Sellers have delivered to Buyer an accurate copy of each such retransmission consent or "must-carry" election.

      No Seller or Affiliate of a Seller has received written notice or demand from the FCC, from any television broadcast station or from any other Person or Governmental Authority (i) challenging the right of the System to carry any television broadcast station or deliver the same or (ii) claiming that the System failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act, where such notice or demand would pertain to current obligations.

      The System is in compliance in all material respects with the provisions of the Cable Act, as such Legal Requirements relate to the rates and other fees charged to subscribers of the System. Each Seller has established rates charged to subscribers that are allowable under the Cable Act and any authoritative interpretation thereof, to the extent such rates are subject to regulation by any Governmental Authority, including any local franchising authority and/or the FCC. Sellers have delivered to Buyer complete and correct copies of all FCC rate forms and other information reasonably requested by Buyer relating to rate regulation generally or specific rates charged to subscribers with respect to the System. Neither any Seller nor any Affiliate of any Seller has entered into or is subject to any so-called social contract or proposed resolution with the FCC with respect to rates charged for cable television services in the System that would be applicable to the System following Closing and none of them is currently negotiating or anticipating entering into or being subject to the same. Except as set forth in Schedule 4.13: (i) there are no outstanding or unresolved proceedings or investigations (other than those affecting the cable industry generally) dealing with or otherwise affecting the rates that the System can charge (whether for programming, equipment, installation, service or otherwise), (ii) the System is not subject to any currently effective order issued by a Governmental Authority that reduced the rates that it may charge (whether for programming, equipment, installation, service (including late fees) or otherwise), (iii) no local franchising authority has been certified by the FCC as a rate regulating authority with respect to the System, (iv) there is no unresolved complaint pending with respect to the CPST tier of the System and no rate order with respect to the System that is being appealed, and (v) no territory governed by a Franchise has been certified as being free from rate regulation by the FCC based on the presence of "effective competition" under the Cable Act.

      Each Seller has complied in all material respects, and the System is in compliance in all material respects, with the specifications set forth in the Communications Act, including Part 76, Subpart K of the rules and regulations of the FCC, Section 111 of the Copyright Act of 1976 and the rules and regulations of the U.S. Copyright Office, the Register of Copyrights and the Copyright Royalty Tribunal and the Cable Act.

      Except as provided in Schedule 4.13, each Seller has complied in all material respects with the must carry, retransmission consent, and commercial leased access provisions of the Cable Act.

      Except as provided in Schedule 4.13, no Seller or Affiliate of a Seller has received notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act and no Seller or Affiliate of a Seller has agreed with any Governmental Authority to establish customer service standards that exceed the standards in the Cable Act. Except as set forth on Schedule 4.13, no Seller or Affiliate of a Seller has made any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding with respect to the System.

      Schedule 4.13 provides the FCC-required 854R registration number, if any, with respect to each antenna structure owned by any Seller relating to the System. Complete and correct copies of all FCC Forms 854R have been delivered by Sellers to Buyer. All antenna structures used in the operation of the System have been registered with the FCC to the extent required by law, and are in material compliance with the Legal Requirements of any Governmental Authority relating to such antenna structures, including marking and lighting requirements.

      Sellers have filed with the U.S. Copyright Office all statements of account and other documents and instruments and have paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to the System as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act. No Seller or Affiliate of any Seller has been notified or otherwise advised of any inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other Person which questions the copyright filings or payments made by any Seller with respect to the System. Sellers have made all requisite filings and payments with the Register of Copyrights and are otherwise in compliance with all applicable rules and regulations of the U.S. Copyright Office. Sellers have delivered to Buyer complete and correct copies of all current reports and filings for the last six (6) semi-annual reporting periods made or filed pursuant to copyright rules and regulations with respect to the System.

      No Seller possesses any patent, patent right, trademark, copyright or other intellectual property related to or material to the operation of the System that is not included among the Assets, and no Seller or Affiliate of any Seller is a party to any license or royalty agreement with respect to any patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally. The System has been operated in such a manner so as not to violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or other intellectual property.

      No Prospective Relief. The System and the Assets are not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. The System is not subject to any agreement to settle or compromise any proceeding pending or threatened against it which has involved or will involve any obligation other than the payment of money or for which the System or the System owner or operator is or will be subject to any continuing obligation, including without limitation with respect to customer service, technical performance, billing, or calculation of charges or fees. No Governmental Authority has imposed any obligation on the operation of the System, other than obligations generally applicable to the cable industry, except for any obligation contained in a Franchise that has been provided to Buyer for its review.

    4.14 Litigation.

    Except as set forth in Schedule 4.14, there is no pending, or, to Sellers' Knowledge, threatened, claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding or any order, complaint, decree or judgment, involving or affecting the Assets or the System (other than (i) FCC and other proceedings generally affecting the cable television industry and not specific to Sellers, and (ii) routine collection actions with respect to the payment by subscribers for services rendered by Sellers), or that could reasonably be expected to prevent, impair, limit, delay or otherwise interfere with any Seller's right or ability to consummate the transactions contemplated by this Agreement, the Related Agreements and other documents contemplated hereby.

    4.15 Compliance with Laws.

    Except as disclosed pursuant to Schedule 4.10, Schedule 4.14, Schedule 4.15 or Schedule 4.18, the maintenance and operation of the System and the Assets does not and has not materially violated or materially infringed any Legal Requirement and the System has been and is being maintained and operated in material compliance with all applicable Legal Requirements. No Seller or Affiliate of any Seller has received any notice of any violation or liability with respect to any Seller or the System or the Assets of any Legal Requirement from any Governmental Authority or any Person that reasonably could be expected to result in a significant liability, and to Sellers' Knowledge, there is no basis for any claim that any material violation exists.

    4.16 Tax Matters. Except as set forth in Schedule 4.16, each Seller has filed all income, franchise, sales, use, property, excise, payroll, unclaimed property and other Tax returns required to be filed with respect to the System with the appropriate Governmental Authority. All Taxes, fees and assessments due and payable by any Seller or the System have been paid, except for such amounts as are being contested diligently and in good faith and are not in the aggregate material, and Sellers have set up an adequate reserve for the payment of such unpaid contested Taxes. No Seller is delinquent in the payment of any Tax, assessment or governmental charge relating to the System. No deficiencies for any Taxes have been proposed, asserted or assessed against any Seller or the System that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such tax are pending. Except as set forth on Schedule 4.16, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income Tax return in connection with the System for any period, and there are no Tax audits pending in connection with the System. The amount of Taxes reflected as a liability on the Financial Statements, including all notes therein or thereto, are a full and adequate reflection of the amount of accrued and unpaid Taxes with respect to Sellers and the System for all taxable periods (or portions of taxable periods). Since December 31, 2002, no Seller has incurred or accrued any liability for any Taxes (whether fixed or contingent) with respect to the System except for those Taxes incurred or accrued in the ordinary course of business of the System. Except as set forth on Schedule 4.16, no Seller or Affiliate of any Seller has received any notice of, nor do Sellers have Knowledge of, any deficiency, assessment or audit or proposed deficiency assessment or audit from any taxing Governmental Authority which could affect, or result in the imposition of any Encumbrance upon, the Assets or the System.

    4.17 Employee Benefit Plans.

      All Employee Plans and Compensation Arrangements, excluding employment agreements, providing benefits either to Employees or to former Employees whose employment terminated since January 1, 2002 ("System Plans") are listed in Schedule 4.17(a) and accurate summaries of any such plans or arrangements have been furnished to Buyer. Except as disclosed in Schedule 4.17(a), there is no Employee Plan or Compensation Arrangement or any amendment to an existing Employee Plan or Compensation Arrangement that will affect the benefits of Employees or former Employees and that is to become effective after the date of this Agreement.

      Each Employee Plan and Compensation Arrangement has been established, maintained, funded, operated and administered in all material respects in accordance with its own terms, the terms of any applicable collective bargaining agreement and, where applicable, ERISA, the IRC, and any other applicable Legal Requirement.

      No lien has arisen or, to the Knowledge of Sellers is reasonably expected to arise on the assets of any Seller or any ERISA Affiliate, under Section 412 of the IRC or Section 302 of ERISA in favor of the Pension Benefit Guaranty Corporation or any Employee Plan.

      No Seller or ERISA Affiliate is contributing to, is required to contribute to, or has contributed within the last six (6) years to, any Multiemployer Plan, and no Seller or ERISA Affiliate has incurred within the last six (6) years, or reasonably expects to incur, any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

      No Seller or Affiliate of a Seller is aware of the existence of any governmental inspection, investigation, audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead it to believe that any such governmental inspection, investigation, audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to Sellers' Knowledge, threatened against any such plan or arrangement, and Sellers possess no Knowledge of any facts which could give rise to any such action, suit or claim. There have been no Prohibited Transactions with respect to any Employee Plan or Compensation Arrangement. To the Knowledge of Sellers, no Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan or Compensation Arrangement.

      No condition or event exists or is expected to occur that could subject, directly or indirectly, any Seller or ERISA Affiliate to any material liability, contingent or otherwise, or the imposition of any Encumbrance on the assets of any Seller or ERISA Affiliate under the IRC or Title IV of ERISA whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other Person. No Employee Plan ever has incurred an "accumulated funding deficiency," as such term is defined in Section 302(a)(2) of ERISA and Section 412(a) of the IRC, whether or not waived, and each Employee Plan otherwise always has fully met the funding standards required under Title I of ERISA and Section 412 of the IRC. No "reportable event," as that term is defined in Section 4043(c) of ERISA, has occurred or is reasonably expected to occur with respect to any Employee Plan. There are no unfunded liabilities with respect to any Employee Plan, i.e., the actuarial present value of all "benefit liabilities" (determined within the meaning of Section 401(a)(2) of the IRC) under each Employee Plan, whether or not vested, does not exceed the current value of the assets of such Employee Plan. All contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by Sellers, on or prior to Closing or, if later, within the time period permitted by ERISA and the IRC.

      Each Employee Plan that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the IRC has received a determination from the Internal Revenue Service that such Employee Plan is so qualified and nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualified status of any such Employee Plan.

      Sellers do not maintain, contribute to or have an obligation to contribute to, or have any liability or potential liability with respect to, any employee benefit plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of Sellers other than in accordance with COBRA. Sellers and all ERISA Affiliates have complied in all material respects with COBRA.

    4.18 Labor Relations; Employees.

      Except as set forth on Schedule 4.11, no Seller is a party to a collective bargaining agreement governing the terms or conditions of employment for any Employees.

      Except as set forth in Schedule 4.18(b), to the Knowledge of Sellers, there is not now nor has there been since December 31, 1999 any actual or threatened: (i) unfair labor practice charge or complaint involving any Employee pending before the National Labor Relations Board, any state labor relations board or any court or tribunal, (ii) grievance or other claim involving any Employee pending before any Governmental Authority, (iii) arbitration proceeding arising out of or under any collective bargaining agreement pending before any Governmental Authority involving any Employee, (iv) union organizing of any of the Employees; (v) labor strike, picketing, work slowdown, lockout or other labor dispute involving or concerning any of the Employees; (vi) allegations or investigations relating to the misclassification of any of the Employees as independent contractors; or (vii) any obligation on the part of any Seller or the System to comply with government contractor affirmative action obligations arising out of any System Contracts.

      Except with respect to ongoing disputes of a routine nature or involving immaterial amounts, each Seller has paid in full to all of its Employees providing services to the System all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such Employees.

      Except as set forth in Schedule 4.18(d), currently, and within the past five years, no union has been certified to represent any of the Employees for purposes of collective bargaining, no union claims to represent or is seeking to represent any of the Employees for purposes of collective bargaining and neither a Seller, an Affiliate of a Seller nor the System has recognized or agreed to recognize any union for the purposes of collective bargaining for any of the Employees.

      Schedule 4.18(e) includes a complete list of all Employees, along with their respective job titles, dates of hire and rates of pay, along with a list of all independent contractors performing services for the System, as of June 30, 2003.

    4.19 Environmental Matters. Except as set forth in Schedule 4.19,

      Since the Start Date and, to the Knowledge of Sellers prior to the Start Date, no Hazardous Substance has been brought upon, kept, used, generated, stored, transported, released or disposed of on or about the Real Property in violation of any applicable Environmental Laws or as would give rise to liability of Buyer under Environmental Laws.

      Since the Start Date and, to the Knowledge of Sellers prior to the Start Date, the System, the Assets, and the Real Property, have and currently comply with all applicable Environmental Laws.

      Since the Start Date, Sellers have obtained, maintained and complied with all Government Authorizations, if any, required pursuant to Environmental Laws for the operation of the System and the ownership and operation of the Assets and the Real Property. To the Knowledge of the Sellers, prior to the Start Date, the respective owners and operators of the System, the Assets, and the Real Property obtained, maintained and complied with all Government Authorizations, if any, required pursuant to Environmental Laws for the operation of the System and the ownership and operation of the Assets and the Real Property.

      Since the Start Date and, to the Knowledge of Sellers prior to the Start Date, no Hazardous Substances have been released and no violation of applicable Environmental Laws has occurred in a manner adversely affecting the System, the Assets or the Real Property, nor to Sellers' Knowledge has any release of Hazardous Substances from an off-site source occurred that has entered or threatens to enter any Real Property.

      Since the Start Date and, to the Knowledge of Sellers prior to the Start Date, there has not been any Environmental Claim based upon Environmental Laws with respect to the System, the Assets, the Real Property or any Seller's operations thereon nor, to the Knowledge of Sellers, has any Governmental Authority or third party threatened to assert an Environmental Claim based upon Environmental Laws with respect to any Real Property or any Seller's operations thereon.

      To the Knowledge of Sellers there is no pending or threatened Environmental Claim based on Environmental Laws against any current or previous owner or occupant of the Real Property or against any owner or operator of land surrounding any Real Property or otherwise relating to the System, the Assets or the Real Property.

      Since the Start Date and, to the Knowledge of Sellers prior to the Start Date, no underground storage tanks exist or existed on any Owned Real Property. Since the Start Date, Sellers have not installed, owned or operated any underground storage tank at any Other Real Property and, to Sellers' Knowledge, no underground storage tanks exist or existed at any Other Real Property.

      Since the Start Date, none of the Sellers has manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance, or owned or operated any property or facility so as would give rise to liabilities of Buyer under Environmental Laws. To the knowledge of the Sellers, prior to the Start Date, no Person has manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance, or owned or operated any property or facility so as would give rise to liabilities of Buyer under Environmental Laws.

      Sellers have provided to Buyer copies of all material environmental reports, audits, assessments, and investigations, and any other material environmental documents, related to the System, the Assets or the Real Property to the extent the foregoing are in the possession, custody, or control of any Seller. Sellers make no representation or warranty as to the accuracy or completeness of such environmental documents, except that Sellers have no Knowledge that any information contained therein is false in any material respect.

      Except as otherwise provided in clauses (a) through (i) herein, Seller makes no representation or warranty as to the environmental condition of any Real Property.

    4.20 Bonds; Letter of Credit.

    Schedule 4.20 sets forth a list of all franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by any Seller or its Affiliates, and all certificates of insurance of any Seller or its Affiliates, in connection with the operation of the System.

    4.21 Information on the System and Subscribers.

      Schedule 4.21(a) sets forth a true and accurate statement, as of the date(s) set forth in said Schedule, of the following information with respect to the System: (i) the approximate number of aerial and underground miles of plant included in the Assets and served by each headend; (ii) the approximate number of single family homes passed by the System, and the approximate number of residential multiple dwelling units passed by the Miami, Florida portion of the System; (iii) the approximate miles of plant operating at the applicable MHz capacity of each headend; (iv) the approximate number of Equivalent Basic Subscribers and subscribers to Basic Cable Service, Expanded Basic Service, Digital Cable Service, Premium Service and Data Service served by the System, listed by each of the preceding subscriber categories; and (v) the MHz capacity of each headend.

      Schedule 4.21(b) sets forth the approximate number of Equivalent Basic Subscribers and subscribers of the System's Basic Cable Service, Expanded Basic Service, Digital Cable Service, Premium Service and Data Service, listed by each of the preceding subscriber categories, as of December 31, 2001, as of the last day of each calendar quarter of the year 2002 and as of March 31, 2003 and June 30, 2003.

      Schedule 4.21(c) sets forth the approximate number of the System's subscribers to Basic Cable Service, Expanded Basic Service, Digital Cable Service and Data Service whose service was disconnected during the period from January 1, 2002 through June 30, 2003, presented on a monthly basis. Schedule 4.21(c) also sets forth the rate card, describing the services available from the System, and the rates charged by Sellers therefor, including all rates, tariffs, and other charges for cable television or other services provided by the System, and the line up of the stations and signals carried by the System and the channel position of each such signal and station.

      Sellers have delivered to Buyer materially true and accurate information setting forth the node size, fiber counts and return paths for the System.

      The System is capable of providing all channels, stations and signals reflected as being carried on the System on Schedule 4.21(c).

    4.22 Broker; Brokers' Fees.

    Other than with respect to the fees described in Schedule 4.22 (for which Sellers will be solely responsible), no Seller or Person acting on a Seller's behalf has retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

    4.23 Accounts Receivable.

    Except as set forth on Schedule 4.23, all accounts receivable included in the Assets: (i) are reflected and properly recorded on the books and records of Sellers, including the Financial Statements; and (ii) represent sales actually made in the ordinary course of business consistent with Sellers' past practices for goods or services delivered or rendered in bona fide arm's-length transactions. Sellers have provided to Buyer an accurate aging report with respect to Sellers' accounts receivable related to the System as of June 30, 2003.

    4.24 Franchise Renewal Rights.

  Sellers have timely filed valid requests for renewal under Section 626 of the Cable Act with the proper Governmental Authority with respect to all Franchises that are expired or that will expire within thirty (30) months after any date between the date of this Agreement and the Closing Date (the "Applicable Franchises"). Except as set forth on Schedule 4.24, each Seller is in compliance with all rules and regulations promulgated by the FCC with respect to the procedures for seeking franchise renewals. Except as set forth on Schedule 4.24, no Seller or Affiliate of a Seller has received notice from any Person that any Franchise will not be renewed or that the applicable Governmental Authority has challenged or raised any objection to or otherwise questioned a Seller's request for renewal under Section 626 of the Cable Act, and each Seller has duly and timely complied with any and all inquiries and demands by any and all Governmental Authorities made with respect to such Seller's requests for renewal and will continue to do so with respect to any renewal request filed prior to Closing. True, complete and correct copies of all correspondence between any Seller and any and all Governmental Authorities concerning the renewal of any Applicable Franchise have been and will be made available to Buyer in a timely manner. Except as set forth on Schedule 4.24, where any Franchise has expired, such Seller is operating in such area lawfully and pursuant to interim authority from the applicable Governmental Authority.

  Representations and Warranties of Buyer.

  Buyer represents and warrants to Sellers that the following statements are true and correct:

    5.1 Organization, Qualification and Power.

    Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Buyer has full company power and authority to make, execute, deliver and perform this Agreement, the Related Agreements and other documents contemplated hereby.

    5.2 Capacity; Due Authorization; Enforceability.

    All requisite limited liability company action required to be taken by Buyer for the execution, delivery and performance by Buyer of this Agreement and all Related Agreements to which it is a party have been duly taken. Buyer has the full legal capacity and legal right, power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and this Agreement and each of the Related Agreements to which Buyer is a party, upon execution and delivery, will be a legal, valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

    5.3 Absence of Conflicting Agreements.

    Buyer's execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, provided that all of the Required Consents are obtained, do not and will not: (a) conflict with or violate any provision of Buyer's limited liability company agreement or other organizational documents of Buyer; (b) violate any Legal Requirement applicable to Buyer; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), permit or result in the termination, suspension or modification of any obligation of Buyer under, result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or result in the creation or imposition of any Encumbrance under, any contract, note, mortgage or agreement to which Buyer is a party or by which Buyer is bound (except for purposes of subsection (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as are provided for or anticipated by this Agreement or that arise out of Buyer's financing of the Purchase Price payable at the Closing).

    5.4 Litigation.

    There is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding, or any order, complaint, decree or judgment pending, or, to Buyer's knowledge, threatened, that could prevent, limit, impair, delay or otherwise interfere with Buyer's right or ability to consummate the transactions contemplated by this Agreement, the Related Agreements and other documents contemplated hereby.

    5.5 Brokers.

  Other than with respect to the fees described in Schedule 5.5 (for which Buyer will be solely responsible), neither Buyer nor any Person acting on its behalf has dealt with any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

  5.6 Financial Capability. Attached hereto as Exhibit D are commitment letters from Buyer's and its Affiliates' sources of debt and equity financing (collectively, the "Financing Letters"). The Financing Letters are in full force and effect and have not been modified or amended. On the Closing Date, assuming Buyer receives the proceeds of the financing transactions contemplated under the Financing Letters, Buyer will have the financial capability necessary to consummate the transactions contemplated in this Agreement, the Related Agreements and other documents contemplated hereby, including payment of the Purchase Price.

  6. Covenants of Sellers and Buyer. For purposes of this Section 6, each covenant made by "Sellers" as set forth in this Section 6 is deemed to have been made by each Seller severally and not jointly, provided, however, that to the extent that the non-performance of any covenant required to be performed by "Sellers" in this Section 6 is not readily attributable to a particular Seller, each Seller shall be obligated to perform such covenant and Parent and each Seller shall be liable for any non-performance of any such covenant to the extent provided in Section 10.

  6.1 Continuity and Maintenance of Operations. From the date of this Agreement until the Closing, unless otherwise agreed to in writing by Buyer, with respect to the Assets and the System:

    Each Seller will continue to operate its portion of the System only in the usual, regular and ordinary course consistent with past practices, including taking the actions described in Schedule 6.1(a), and making ordinary marketing, advertising, capital and promotional expenditures and, to the extent consistent with such conduct and operation, using commercially reasonable efforts to: (i) preserve the current business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with the System; and (ii) complete line extensions, placing conduit or cable in new developments and fulfill installation requests in the ordinary course of business. Each Seller will continue to operate its portion of the System in material compliance with all Legal Requirements. Without limiting the generality of the foregoing, each Seller will maintain its Assets in good condition and repair (subject to normal wear and tear and routine repairs), maintain inventories in its ordinary course of business at not less than normal historical levels consistent with past practices, will maintain insurance as in effect on the date of this Agreement and will keep all of their business books, records and files in the ordinary course of business in accordance with past practices. No Seller will itself, or will permit any of its officers, directors, shareholders, members, partners, agents or employees to, pay or forgive any Seller's subscriber accounts receivable (other than for their own residences) prior to the Closing Date. Each Seller will continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement and consistent with past practice.

    Except as described in Schedule 6.1(a), no Seller will, or will permit the System to, without the prior written consent of Buyer: (i) modify, terminate, renew, suspend, abrogate or enter into any System Contract, Franchise, Governmental Authorization or other instrument that would be included in the Assets, provided that Buyer's consent thereto will not be unreasonably withheld; (ii) add or delete any program services except to the extent required under the Cable Act or any other Legal Requirement or change the rate charged for any subscriber service; (iii) sell, transfer or assign any of the Assets (or items that, if they were held on the Closing Date, would be Assets) except for (A) assets transferred and assigned to any Seller pursuant to Section 6.9(b), (B) assets transferred by any Seller pursuant to Section 6.19, and (C) assets sold, transferred, assigned or disposed of to a Person that is not an Affiliate of any Seller in the ordinary course of business consistent with past practice and replaced by other assets of comparable utility and value, or permit the creation of any Encumbrance, other than a Permitted Encumbrance, on any Asset; (iv) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to the System except in the ordinary course of business consistent with past practices and not involving an expenditure in excess of $25,000 individually (unless either (x) such contract or commitment has a term expiring prior to Closing, or (y) any Seller discloses such contract or commitment to Buyer in writing prior to the Closing and such contract or commitment can be terminated by Buyer upon not more than thirty (30) days' notice without liability to Buyer or the System); (v) enter into any agreement with a billing service with respect to the System; (vi) enter into any programming arrangement relating to the System that provides for any Launch Fees; or (vii) with respect to the System, engage in any marketing, subscriber installation, collection or disconnection practices outside the ordinary course or inconsistent with past practices or offer discounts pursuant to selling or marketing campaigns not in existence as of the date of this Agreement. At the Closing, Sellers will deliver to Buyer an accurate copy of each System Contract that is entered into after the date of this Agreement and that, if it were in effect on the date of this Agreement, would be required to be listed on Schedule 4.7, 4.8, 4.11 or 4.12.

    Sellers will deliver to Buyer correct and complete copies of (i) monthly financial statements and operating reports (including year-to-date results) for the operations of the System within 60 days after each month's end and any other reports with respect to the operations of the System prepared by or for any Seller or any Affiliate of any Seller, (ii) all rate regulation documents prepared or filed at any time between the date of this Agreement and the Closing, and (iii) all material correspondence, filing and submissions with or to any Governmental Authority made between the date of this Agreement and the Closing (including any subsequent transfers). In addition, within 30 days after the last day of each calendar month, Sellers will deliver to Buyer a report setting forth the number of subscribers of the System as of the last day of such month and the number of subscribers of the System whose service was disconnected during such month, in each case listed by the subscriber categories described in Section 4.21(b) or Section 4.21(c), as applicable. All financial statements so delivered will be prepared on a basis consistent with the Financial Statements attached as Schedule 4.5.

    Each Seller will cause its appropriate Affiliates to be bound by and comply with the provisions of this Section 6.1 and this Agreement to the extent such Affiliates own, operate or manage any of the Assets or the System. Each Seller will cause any Affiliate which is a party to a System Contract or Governmental Authorization to assign such System Contract or Governmental Authorization to such Seller prior to the Closing Date so that such System Contract and Governmental Authorization shall be included in the Assets and conveyed to Buyer pursuant to this Agreement.

    No Seller will, with respect to any Employee, except as required to comply with applicable law or as required to comply with existing contracts or plans that are disclosed on Schedule 4.17 or Schedule 4.18, (i) increase or decrease in any manner the compensation or fringe benefits of any Employee (except for increases in the ordinary course of business consistent with past practice in connection with normal salary reviews), (ii) increase the number of Employees; (iii) voluntarily recognize any union as collective bargaining representative of any of the Employees; (iv) enter into a collective bargaining agreement governing the terms or condition of employment of any of the Employees; (v) enter into any government contract giving rise to affirmative action obligations relating to any of the Employees; or (vi) agree to do any of the foregoing. Sellers will also notify Buyer if, to the Knowledge of Sellers, there is any union organizing involving, or directed towards, any group of Employees, and consult with Buyer concerning Sellers' response to such organizing, and permit Buyer to attend any collective bargaining discussions that may occur with any union representing any of the Employees for collective bargaining purposes or, at Buyer's option, notify Buyer of the progress of such discussions.

  6.2 Access to Sellers; Confidentiality.

    Upon reasonable advance notice, each Seller shall afford to Buyer or authorized representatives and advisors of Buyer (including Buyer's prospective financing sources and their respective representatives and advisors) reasonable access during normal business hours to the offices and properties of the System and the personnel engaged in the management of the System (including such access as may reasonably be required in order for a firm retained by Buyer to conduct "Phase I" non-invasive environmental assessments (per ASTM Standard E1527-97 or 00), which may also include environmental regulatory compliance reviews, with respect to any or all of the Real Property) and upon advance notice to Sellers and pursuant to such access terms as Sellers may reasonable require, to conduct additional invasive testing and investigation as is reasonable to evaluate any Recognized Environmental Conditions (as such term is defined in ASTM Standard E1527-00, the standard for environmental site assessments) identified by the Phase I environmental assessments. Subject to Section 6.2(b), Sellers will provide Buyer with either (at Sellers' option) access to or with copies of books and records reasonably requested by Buyer.

    Prior to the Closing (or if the Closing does not occur and the Agreement is terminated, for a period of one year from the date of termination of this Agreement), Buyer shall: (i) use reasonable efforts to, and cause its representatives and the employees, representatives and agents of Buyer's equity and financing sources to, hold in strict confidence all information furnished to any of them by Sellers in connection with the transactions contemplated by this Agreement that is not otherwise available to the public (the "Confidential Information"), (ii) not solicit or cause to be solicited the employment of any Employee for employment other than with or for the System, and (iii) not, without the prior written consent of Sellers, release or disclose any Confidential Information to any other Person, except (A) to the extent required by applicable law, (B) as necessary in connection with filings, approvals and rulings to be obtained from any governmental agency, including, but not limited to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ"), the SEC and the Internal Revenue Service (it being understood that any such filing may include the filing of a copy of this Agreement), including by reason of Buyer or any of its Affiliates issuing or offering securities, (C) to Buyer's equity and financing sources and its representatives who are informed by Buyer of the confidential nature of the Confidential Information and agree to keep such information confidential on terms no less restrictive than those set forth in this Section 6.2(b), (D) as necessary to obtain consents to the transfer of any Franchise or License or any other Required Consent or otherwise necessary for the consummation of the transactions contemplated by this Agreement, and (E) as otherwise permitted by the remainder of this Section 6.2. In the event Buyer or any Person to whom Buyer transmits Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the Confidential Information, Buyer shall provide Sellers with prompt notice so that Sellers may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.2(b), or both. In the event that such protective order or other remedy is not obtained, or that Sellers waive compliance with the provisions of this Section 6.2(b), Buyer shall furnish only that portion of the Confidential Information which is legally required.

    Sellers will deliver to Buyer reasonably promptly after the date hereof, but in no event later than September 15, 2003, financial statements consisting of (x) an unaudited balance sheet relating to the System at December 31, 2001, and an unaudited statement of operations, cashflows and stockholders' equity relating to the System for the one-year period then ended, and (y) unaudited statements of cashflows and stockholders' equity for the System for the one-year period ended December 31, 2002 (together with the 2003 Unaudited Financial Statements, the Unaudited Quarterly Financial Statements, and the unaudited financial statements as of and for the periods ending September 30, 2002 and September 30, 2003 to be delivered pursuant to this Section 6.2(c), the "Additional Unaudited Financial Statements"). If Buyer is not satisfied in its sole discretion with such December 31, 2001 and December 31, 2002 financial statements, Buyer shall have the right to terminate this Agreement by delivering written notice thereof to Sellers within ten (10) Business Days after Sellers' delivery of such financial statements. If Buyer does not terminate this Agreement within such ten (10) Business Day period, Buyer shall thereafter have the right to cause KPMG LLP ("KPMG") to conduct an audit of the unaudited balance sheets relating to the System at December 31, 2001 and December 31, 2002, and unaudited statements of operations, statements of cashflows and statements of stockholders' equity for the one-year periods then ended. Sellers shall prepare and deliver to Buyer unaudited balance sheets of the System at September 30, 2002 and September 30, 2003 and unaudited statements of operations, cashflows and stockholders' equity for the nine-month periods then ended. Sellers shall use commercially reasonable efforts consistent with their past practices to deliver to Buyer the September 30, 2002 unaudited financial statements in a prompt manner but in any event Sellers will deliver such financial statements not later than September 15, 2003, and the September 30, 2003 unaudited financial statements in a prompt manner but in no event later than November 15, 2003, and upon such delivery, Buyer shall thereafter have the right to cause KPMG to conduct an audit of such September 30, 2003 financial statements. The audited balance sheets relating to the System at December 31, 2001, December 31, 2002 and September 30, 2003, and audited statements of operations, statements of cashflows and statements of stockholders' equity for the one-year periods (in the case of the December financial statements) and the nine-month period (in the case of the September financial statements) then ended are collectively referred to, together with the 2003 Audited Financial Statements, as the "Audited Financial Statements"). All costs and expenses associated with the audits in this Section 6.2(c), including but not limited to audit fees charged by KPMG, shall be shared equally by Buyer and Sellers. The Sellers shall direct KPMG to complete the audits in this Section 6.2(c) no later than December 3, 2003, and Sellers shall use commercially reasonable efforts to cause such audit to be completed within such time. If the revenues reported in the Audited Financial Statements for any of the year ended December 31, 2001, the year ended December 31, 2002 or the nine-month period ending September 30, 2003 are less than 97% of the revenues of the System reported in the unaudited financial statements for the corresponding periods (it being agreed that for purposes of comparing the Audited Financial Statements for September 30, 2003 to the unaudited financial statements for June 30, 2003, the relevant period of comparison will be the six-month period ending June 30, 2003 as included in the Audited Financial Statements for September 30, 2003 and as set forth in the unaudited financial statements for June 30, 2003), Buyer shall have the right to terminate this Agreement by delivering written notice thereof to Sellers within ten (10) Business Days after Buyer's receipt of such Audited Financial Statements.

    Irrespective of whether the Closing has theretofore occurred, Sellers shall prepare and deliver to Buyer an unaudited balance sheet of the System at December 31, 2003 and unaudited statements of operations, cashflows and stockholders' equity of the System for the one-year period then ended ("2003 Unaudited Financial Statements"). Sellers shall use commercially reasonable efforts consistent with their past practices to deliver the 2003 Unaudited Financial Statements to Buyer in a prompt manner but in no event later than February 14, 2004. Upon delivery by Sellers of the 2003 Unaudited Financial Statements to Buyer, Buyer shall have the right to cause KPMG to conduct an audit of the 2003 Unaudited Financial Statements (the "2003 Audited Financial Statements"). Sellers agree to reasonably cooperate in the conduct of such audit and Sellers shall use commercially reasonable efforts to cause KPMG to take such actions as Buyer may reasonably request in connection with the audit. The Sellers shall direct KPMG to complete such audit no later than March 29, 2004, and Sellers shall use commercially reasonable efforts to cause such audit to be completed within such time. All costs and expenses associated with such audit, including but not limited to audit fees charged by KPMG, shall be Buyer's sole responsibility if the Closing occurs prior to March 29, 2004. If the Closing occurs on or after March 29, 2004, all costs and expenses associated with such audit, including but not limited to audit fees charged by KPMG, shall be shared equally by Buyer and Sellers.

    Sellers will deliver to Buyer financial statements consisting of unaudited balance sheets relating to the System at the end of each fiscal quarter commencing with the fiscal quarter ended March 31, 2002 and ending with the fiscal quarter ending immediately prior to the Closing Date, and unaudited statements of operations relating to the System for the quarterly period then ended (the "Unaudited Quarterly Financial Statements"). Sellers will deliver such financial statements with reasonable promptness, but in no event later than November 30, 2003 or, if later, the 30th day after the end of any applicable fiscal quarter. Sellers will reasonably cooperate with Buyer and promptly provide Buyer with all additional financial statements, financial information and related documentation reasonably requested by Buyer from time to time in order for Buyer to comply with the requirements of the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended. Such cooperation will include access to financial information for the Systems for purposes of completing an audit or review of the period beginning on January 1, 2004 and ending on the Closing Date, and the provision of representation letters regarding such financial information as reasonably requested by KPMG. All costs and expenses associated with such cooperation shall be shared equally by Buyer and Sellers.

    Sellers shall use commercially reasonable efforts to cause KPMG to take such actions as Buyer may reasonably request in connection with Buyer's financing of the Purchase Price, including to: (i) cause KPMG to prepare the Audited Financial Statements in a form meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, (ii) cause KPMG to provide Buyer with copies of draft audits and the related work papers prior to the issuance of such audits, (iii) obtain the consent of KPMG to the use of its report on the Audited Financial Statements, (iv) cause KPMG to deliver a "comfort letter" in a form meeting the requirements of SAS 72 or such other form as may be reasonably requested by Buyer, (v) cause KPMG to perform a SAS 100 review of any interim unaudited financial statements, and (vi) cause KPMG to participate, at Buyer's request, in the preparation of any registration statement, prospectus or offering memorandum that includes, or incorporates by reference, the Audited Financial Statements. All costs and expenses associated with KPMG's actions set forth in this Section 6.2(f), including but not limited to fees charged by KPMG, shall be shared equally by Buyer and Sellers.

  6.3 Notification.

  Each party shall promptly notify the other of any action, suit, proceeding or investigation that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement or of any fact, event, circumstance or action (a) which, if known on the date of this Agreement, would have been required to be disclosed to the other party pursuant to this Agreement or (b) the existence or occurrence of which would cause any of such party's representations or warranties under this Agreement not to be correct and complete in all material respects. The communication of any such information shall not limit in any way any representations or warranties made by the disclosing party or any obligations or liabilities for breach thereof.

  6.4 No Public Announcement.

  Prior to the Closing Date, neither party shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent such party determines that such action is advisable or required by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

  6.5 Regulatory Filings.

  Sellers and Buyer shall, promptly after the execution and delivery of this Agreement, file with the FTC and the DOJ the notification required to be filed with respect to the transactions provided in this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations promulgated thereunder. The parties shall: (i) respond promptly to any requests for additional information made by such agencies and (ii) resist vigorously at their respective cost and expense any assertion that the transactions provided herein constitute a violation of the antitrust laws, all to the end of expediting the Closing. Sellers and Buyer each shall pay one-half of the filing fee associated with the filing of such notification under the HSR Act.

  6.6 Employees; Employee Benefits; Labor Matters.

    Schedule 6.6(a)(1) sets forth a list of all Employees which Sellers desire to retain after the Closing and which shall not be subject to hire by Buyer (the "Reserved Employees"). Not earlier than 45 days prior to the Closing, Sellers will provide to Buyer an updated list of all Employees, showing the original hire date, the then-current positions and rates of compensation, rate type (hourly or salary) and scheduled hours per week, leave status (i.e., whether actively employed or on vacation, sick, disability, military or other type of leave), and whether the Employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization. Each Seller agrees to cooperate in all reasonable respects with Buyer to verify the updated list of Employees. Effective as of and contingent upon the Closing, Buyer shall make offers of employment to the persons who are identified on such updated list and who are Employees on the Closing Date but not to any Reserved Employees (each Employee who accepts Buyer's offer of employment and who becomes an employee of Buyer effective as of the Closing being a "Transferred Employee"); provided that, prior to the later of the 30th day prior to the Closing and the 15th day after Buyer receives the updated list described in the first sentence of this Section 6.6(a), Buyer shall notify each Seller in writing of the Employees identified on such updated list (which shall not exceed 15 in number) to whom Buyer intends not to offer employment (together with the Reserved Employees and any other Persons who are Employees on the Closing Date but who do not become employees of Buyer effective as of the Closing, the "Retained Employees"), and Buyer will not be required to offer Employment to such Employees effective as of the Closing. If any Employee (an "Employee on Leave Status") is on Approved Leave of Absence as of the Closing, Buyer may condition such offer of employment upon the Employee's return to active service (with or without reasonable accommodations requirements) within sixteen weeks after the Closing or, if earlier, on the first Business Day following expiration of the Employee's Approved Leave of Absence. Schedule 6.6(a)(2) sets forth each Employee on Leave Status as of the date of this Agreement. For purposes of this Agreement, an Employee on "Approved Leave of Absence" means an Employee absent from work on the Closing Date and unable to perform his or her regular job duties by reason of illness or injury under approved plans or policies of Sellers (other than an Employee's absence for less than ten days due to short term illness or injury not requiring written approval by the applicable Seller) or otherwise absent from work under approved or unpaid leave policies of Sellers. Except as otherwise provided herein, each Seller shall retain liability for all obligations and liabilities to the Retained Employees of such Seller incurred prior to the Closing Date and all obligations and liabilities under Employee Plans and Compensation Arrangements.

    Buyer shall offer group health plan coverage to all Transferred Employees and their spouses and eligible dependents who are covered on the Closing Date under a group health plan maintained or contributed to by Buyer, and such coverage shall be the same, and shall be subject to the same terms and conditions, as Buyer provides to similarly situated employees, provided that such coverage shall be effective as of the Closing and that no pre-existing condition limitation shall be applied to any Transferred Employees, their spouses and eligible dependents unless, and only to the same extent that, such persons are subject to pre-existing condition limitations under Sellers' group health plan described on Schedule 6.6(b). Each Seller shall have full responsibility and liability for offering and providing "continuation coverage" to any "covered employee" of such Seller who is an Employee, and to any "qualified beneficiary" of such Employee, and who is covered by a "group health plan" sponsored or contributed to by such Seller (all such group health plans of Sellers individually and collectively called "Sellers Health Plans") to the extent that such continuation coverage is required to be provided by Sellers under COBRA, and the regulations promulgated thereunder, as a result of a "qualifying event" experienced by such covered employee or qualified beneficiary prior to the Closing Date or with respect to or in connection with the transactions contemplated by this Agreement. "Continuation coverage," "covered employee," "qualified beneficiary," "qualifying event" and "group health plan" all shall have the meanings given such terms under COBRA.

    Schedule 6.6(c) sets forth accurate descriptions of Sellers' vacation and sick leave policies. Sellers shall provide to Buyer a list of the accrued vacation and sick leave of each Transferred Employee when it delivers the Pre-Closing Certificate. Each Transferred Employee shall be credited under Buyer's vacation policy with the full amount of vacation accrued by such Transferred Employee but unused as of the Closing Date under the vacation policies of Seller applicable to such Transferred Employee.

    Nothing in this Agreement express or implied shall be deemed to make an Employee a third party beneficiary of this Agreement.

    Sellers will allow Transferred Employees with outstanding loan balances under the Charter Communications Inc. 401(k) Plan to continue making loan payments thereunder for a period of 90 days after the Closing.

  6.7 Required Consents.

    Sellers will afford Buyer the opportunity to review, approve and revise the form of each Required Consent or request therefor prior to delivery to the Person whose consent is sought.

    Following the execution hereof, until the Closing Date (but subject to Section 6.14 if applicable), Sellers shall use commercially reasonable efforts, and Buyer shall cooperate in good faith with Sellers, to obtain all Required Consents. Sellers and Buyer shall prepare and file, or cause to be prepared and filed, within 15 days after the date hereof (subject to extension for a period of up to an additional ten days, if reasonably necessary for a party to complete its application), all applications (including FCC Forms 394 or other appropriate forms, to the extent Sellers determines they are necessary or appropriate) required to be filed with the FCC and any other Governmental Authority that are necessary for the assignment to Buyer of the Governmental Authorizations in connection with the consummation of the transactions contemplated by this Agreement. The parties shall also make appropriate requests, as soon as practicable after the date hereof, for any Required Consent required under any System Contract. Following the execution hereof, until the Closing Date, Sellers shall timely file all required renewal letters with respect to the Franchises pursuant to Section 626(a) of the Cable Act with the proper Governmental Authority. Except as provided in this Section 6.7, including for purposes of satisfaction of the closing condition in Section 7.3, nothing in this Section 6.7 shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys' fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Buyer or Sellers in order to obtain the Required Consents, provided that each Seller shall be liable for and timely perform and satisfy all obligations or liabilities under each Governmental Authorization or System Contract of such Seller during the period prior to the Closing Date.

      Buyer and Sellers agree that if, in connection with the process of obtaining any Required Consent, a Governmental Authority or other Person requires the payment of filing fees, consultant fees or other normal and usual fees or costs, Buyer (on the one hand) and the Seller to which such fees or costs relate (on the other hand) will share such fees and costs equally, provided that (i) neither Buyer nor such Seller shall be obligated to pay more than $50,000 in the aggregate in respect thereof, and (ii) in no event will any such fees or costs incurred in connection with the process of obtaining Franchise renewals (including, for the avoidance of doubt, the issuance of any new Franchise in the case where the prior Franchise had already expired) be included or treated as fees or costs incurred in connection with the process of obtaining any Required Consent.

      Subject to the terms of subsection (i) above, Sellers shall not agree, without Buyer's prior written consent, to any adverse change (except nominal monetary amounts) to the terms of any Governmental Authorization or System Contract or the imposition of any condition to the assignment of such Governmental Authorization or System Contract to Buyer as a condition to obtaining any Required Consent. If in connection with the obtaining of any Required Consent, a Governmental Authority or other Person seeks to impose any condition or adverse change to any Governmental Authorization or System Contract to which such Required Consent relates that would be applicable to Buyer as a requirement for granting such Required Consent, Sellers shall promptly notify Buyer of such fact. With respect to System Contracts, the Seller which is a party to the System Contract may elect, in its sole discretion, to satisfy any monetary obligation imposed by a contract party by reducing the Purchase Price by the amount thereof, as determined by the mutual agreement of Buyer and such Seller, each acting reasonably. With respect to System Contracts, Buyer will accept and comply with any commercially reasonable non-monetary obligation imposed by a contract party other than a Seller.

    Buyer shall promptly furnish to any Governmental Authority or other Person from which a Required Consent is requested such accurate and complete information regarding Buyer, including financial information relating to the cable and other media operations of Buyer, as such Governmental Authority or other Person may reasonably require in connection with obtaining any Required Consent.

  6.8 Tax Matters.

    All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest), incurred in connection with the transactions consummated pursuant to this Agreement with respect to the Assets conveyed by a Seller other than income or similar Taxes ("Sales Taxes") shall be shared equally by Buyer (on the one hand) and such Seller (on the other hand), except that such Seller shall be solely responsible for the payment of any Sales Taxes incurred as a result of the transfer of assets, properties, rights or interest to such Seller by its Affiliates pursuant to Section 6.9(b) or 6.19. Buyer and Sellers will cooperate in all reasonable respects to prepare and file all necessary federal, state and local tax returns, tax information returns, reports and estimates and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, subject to the provisions of Section 6.8(b).

    Tax returns required to be filed in respect of Sales Taxes ("Sales Tax Returns") will be prepared and filed by the party that has primary responsibility under applicable law for filing such Sales Tax Returns. If no party has primary responsibility under applicable law for filing a Sales Tax Return, then Sellers will be responsible for preparing and filing any such Sales Tax Return. Sellers will comply with all state notification requirements and timely file in proper form with any applicable taxing authority any notice provided for under applicable state or local laws to confirm that Tax liabilities (other than Sales Taxes) of any Seller for the period ending on or prior to the Closing Date will not be assumed by Buyer. Each Seller shall use commercially reasonable efforts to obtain, prior to the Closing, a written confirmation from the applicable Taxing authorities of such Seller in Pennsylvania, Maryland, Delaware, New York and West Virginia and Florida, that all state Tax reports have been filed by such Seller and all state Taxes (other than Sales Taxes) and unemployment compensation contributions have been paid by such Seller through the Closing Date and a similar written confirmation from any local taxing authority with respect to local Taxes (other than Sales Taxes) to the extent available from such local taxing authority.

  6.9 Further Assurances; Satisfaction of Covenants, etc.

(a) Sellers and Buyer each shall execute such documents and other papers and take or cause to be taken such further action as may be reasonably required to carry out the provisions hereof and to consummate and make effective the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, each Seller and Buyer shall each use commercially reasonable efforts to satisfy each of its covenants and obligations under this Agreement and to satisfy each condition to Closing it is required to satisfy hereunder.

(b) Prior to or at the Closing, but in any event prior to the transfer of the Assets to Buyer at the Closing, Sellers shall cause all Assets that are owned by Affiliates of the Sellers and leased to, used by, held for use by or useful principally in connection with the operation of the System to be transferred and assigned to one or more of the Sellers free and clear of all Encumbrances other than Permitted Encumbrances. Sellers and their Affiliates shall be solely responsible for all costs and expenses (including Sales Taxes) incurred in connection with the transfers and assignments contemplated by this Section 6.9(b).

(c) Prior to the Closing, Sellers shall cooperate with Buyer and its representatives and advisors in connection with Buyer's efforts to discuss the transactions contemplated under this Agreement with the labor unions which are party to the collective bargaining agreements identified on Schedule 4.11.

(d) Prior to the Closing, Buyer and each Seller shall use commercially reasonable efforts to cause any retransmission consent to which such Seller is a party and which relate to stations serving an area covered by the System that is assignable to be assigned to Buyer at the Closing.

6.10 Noncompetition Agreement.

Each Seller agrees that, prior to the second anniversary of the Closing Date it will not, and will not cause or permit Charter Communications, Inc. or any controlled Affiliate of Charter Communications, Inc. to, without the written consent of Buyer, own or operate or otherwise engage in a Competitive Business within any Franchise Area, or solicit for employment or employ any Transferred Employee or other employee of Buyer or any of its Affiliates; provided that this Section 6.10 shall not prohibit a solicitation for employment in a general solicitation that is not directed at employees of Buyer or any resulting employment, or any solicitation or employment of any individual whose employment by Buyer or the applicable Affiliate ceased greater than 180 days prior to such solicitation or employment. A "Competitive Business" means any cable television, multichannel multipoint distribution system, direct broadcast satellite, satellite master antenna television or other multi-channel video signal distribution business, high speed data business or residential telephony business.

6.11 Title Commitments and Surveys.

Buyer will have the option to obtain, at its own expense, commitments to issue title insurance policies and surveys with respect to the Real Property. Sellers shall deliver such reasonable affidavits as are required by Buyer's title company in order to delete the standard printed exceptions relating to mechanics liens and the interests of other parties in possession and shall provide such access to the Real Property as is reasonably required to permit Buyer to obtain surveys thereof.

6.12 Risk of Loss.

The risk of any loss or damage to the System and the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) will be borne by the Seller which owns the applicable portion of the System and Assets at all times prior to the Closing. If any such loss or damage is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of the System, Sellers will promptly notify Buyer in writing of that fact and whether Sellers will repair, replace and restore the lost or damaged property to its former condition as soon as practicable at their sole expense. If Sellers indicate that they will not so repair, replace and restore the lost or damaged property, then Buyer shall have the right to terminate this Agreement by giving written notice thereof to Sellers within thirty (30) days after receipt of such notice from Sellers. If Sellers agree to so repair, replace and restore the lost or damaged property, then this Agreement will continue in full force and effect and Sellers shall be obligated to effect such repair, replacement and restoration as soon as reasonably practicable; provided, however, that if such repair, replacement or restoration cannot reasonably be completed in all material respects prior to the Closing, then (i) the Closing shall be delayed until such completion in all material respects occurs, and (ii) at Buyer's option the Outside Closing Date shall be extended to allow Sellers to complete such repair, replacement or restoration, but in no event shall the Outside Closing Date be extended by more than one month.

6.13 Retention of Books and Records.

Following the Closing, each Seller shall provide reasonable access to Buyer and its counsel, accountants and other authorized representatives during normal business hours to such Seller's materials, books, records and documents that relate to the operations of the System prior to the Closing Date and are not included in the Assets as may be reasonably necessary in connection with any legitimate business purpose (including the preparation of tax reports and returns, the preparation of financial statements and the preparation of regulatory reports and filings). Such access will be subject to the generally applicable document retention policies of the applicable Seller (provided they are not in conflict with any other provision of this Agreement), shall be subject to reasonable advance written notice (not to exceed two (2) Business Days), will be conducted in a manner that is not disruptive to such Seller's business in any material respect, and will be subject to any other reasonable limitations, including confidentiality restrictions imposed by the applicable Seller.

6.14 Franchise Consents and Real Property Title.

(a) If, by the date that all conditions contained in Sections 7 and 8 have been satisfied or waived, (i) Sellers shall have obtained Required Consents to transfer to Buyer Franchises covering at least 90% of the System's subscribers to Basic Cable Service, including the Franchise set forth on Schedule 6.14(a), but less than 100% of the System's subscribers to Basic Cable Service, and (ii) the Franchises for which Required Consents have not been obtained do not, and applicable Legal Requirements do not, in the reasonable judgment of Buyer prohibit the actions contemplated by this Section 6.14(a), then the parties shall consummate the Closing in accordance with the following:

(i) Subject to Section 6.14(b), the Closing shall occur with respect to, and Sellers shall transfer, convey and assign to Buyer (the "Primary Consent Transfer"), all Assets other than any Franchises for which Required Consents have not been obtained (such excepted Franchises being the "Retained Consent Franchises"), and the amount of the Purchase Price paid to Sellers at the Closing shall be reduced by $3,255 for each Equivalent Basic Subscriber covered by a Retained Consent Franchise.

(ii) Following the closing of the Primary Consent Transfer, the parties shall continue to use commercially reasonable efforts to obtain Required Consents for any Retained Consent Franchises in accordance with the terms of this Agreement. As soon as practicable after obtaining a Required Consent for a Retained Consent Franchise, but subject to Section 6.14(b), Sellers shall transfer, convey and assign such Retained Consent Franchise to the Buyer (such transfer being a "Subsequent Consent Transfer") free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer shall pay to Sellers, as the purchase price for such Retained Consent Franchise, an amount equal to $3,255 for each Equivalent Basic Subscriber covered by the Retained Consent Franchise being transferred, but in no event shall the aggregate purchase price for Retained Consent Franchises included in Subsequent Consent Transfers be greater than the aggregate amount by which the Purchase Price paid to Sellers at the Closing was reduced pursuant to Section 6.14(a)(i). The closing conditions set forth in Section 7 shall apply to any Subsequent Consent Transfer of a Retained Consent Franchise insofar as such conditions relate to the Retained Consent Franchise in question. If the parties are unable to obtain the Required Consent for any Retained Consent Franchise within six (6) months after the Closing Date, then, unless the parties shall otherwise agree in writing, Buyer's obligation to consummate a Subsequent Consent Transfer with respect to such Retained Consent Franchise shall terminate, Sellers shall retain such Retained Consent Franchise and the reduction of the Purchase Price for the Retained Consent Franchise shall be final.

(iii) Sellers and Buyer shall negotiate in good faith to reach agreement prior to the Closing on a management agreement pursuant to which Buyer will manage all Retained Consent Franchises, which management agreement shall also contain any required signal sharing arrangements (the "Retained Franchise Management Agreement"). The Retained Franchise Management Agreement shall provide that: (x) Buyer will bear all expenses relating to the Retained Consent Franchises and the operation thereof and will receive the net cash flow from the Retained Consent Franchises as its management fee; (y) Sellers will indemnify, defend and hold Buyer harmless from any Claims related to defending any challenges raised with respect to a Retained Consent Franchise or the transactions described in this Section 6.14(a) as applied to such Retained Consent Franchise; and (z) its term will continue with respect to each Retained Consent Franchise until there is a Subsequent Consent Transfer of such Retained Consent Franchise, or such Retained Consent Franchise is revoked as a result of the transactions described in this Section 6.14(a)(iii), or a court orders the termination of the Retained Franchise Management Agreement with respect to such Retained Consent Franchise or Buyer's obligation to consummate a Subsequent Consent Transfer ceases pursuant to Section 6.14(a)(ii).

(iv) If the provisions of this Section 6.14(a) become operative, the parties agree to use commercially reasonable efforts and act in good faith in taking such actions and negotiating such additional provisions or other agreements, including amendments to this Agreement, as may be necessary or appropriate to carry out the intent of this Section 6.14(a).

(b) If, by the date that all conditions contained in Sections 7 and 8 have been satisfied or waived, (i) Sellers have not obtained good, marketable and insurable fee simple interests in the Owned Real Property on which cable system headends are located as set forth on Schedule 6.14(b) ("Headend Real Property"), and (ii) the Franchises which are served by Headend Real Property for which good, marketable and insurable fee simple interests have not been obtained do not, and applicable Legal Requirements do not, in the reasonable judgment of Buyer prohibit the actions contemplated by this Section 6.14(b), then the parties shall consummate the Closing in accordance with the following:

(i) The Closing shall occur with respect to, and Sellers shall transfer, convey and assign to Buyer (the "Primary Property Transfer"), all Assets other than any Headend Real Property for which good, marketable and insurable fee simple interests have not been obtained and, subject to Section 6.14(a), any Franchises which are served by such Headend Real Property (such excepted Franchises being the "Retained Property Franchises"), and the amount of the Purchase Price paid to Sellers at the Closing shall be reduced by $3,255 for each Equivalent Basic Subscriber covered by a Retained Property Franchise.

(ii) Following the closing of the Primary Property Transfer, the parties shall continue to use commercially reasonable efforts to obtain good, marketable and insurable fee simple interests in the Headend Real Property. As soon as practicable after obtaining good, marketable and insurable fee simple interest for a Headend Real Property, but subject to Section 6.14(a), Sellers shall transfer, convey and assign such Head Retained Property and associated Retained Property Franchises to the Buyer (such transfer being a "Subsequent Property Transfer") free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer shall pay to Sellers, as the purchase price for such Headend Real Property and Retained Property Franchises, an amount equal to $3,255 for each Equivalent Basic Subscriber covered by the Retained Property Franchises being transferred, but in no event shall the aggregate purchase price for Headend Real Property and Retained Property Franchises included in Subsequent Property Transfers be greater than the aggregate amount by which the Purchase Price paid to Sellers at the Closing was reduced pursuant to Section 6.14(b)(i). The closing conditions set forth in Section 7 shall apply to any Subsequent Property Transfer insofar as such conditions relate to the Headend Real Property and Retained Property Franchises in question. If the parties are unable to obtain good, marketable and insurable fee simple interest on any Headend Real Property within six (6) months after the Closing Date, then, unless the parties shall otherwise agree in writing, Buyer's obligation to consummate a Subsequent Property Transfer with respect to the Headend Real Property shall terminate, Sellers shall retain such Headend Real Property and associated Retained Property Franchises and the reduction of the Purchase Price for the Headend Real Property and Retained Property Franchises shall be final. Notwithstanding the foregoing, at any time after the Closing and prior to six (6) months after the Closing Date (or any time thereafter as Buyer and Sellers may agree), Buyer shall have the right to elect to consummate a Subsequent Property Transfer, even if good, marketable and insurable fee simple interest on the Headend Real Property associated with such Subsequent Property Transfer has not been obtained, provided that in such event the applicable Seller shall quitclaim such Headend Real Property to Buyer subject to all imperfections of title.

(iii) Sellers and Buyer shall negotiate in good faith to reach agreement prior to the Closing on a management agreement pursuant to which Buyer will manage all Headend Real Property and Retained Property Franchises, which management agreement shall also contain any required signal sharing arrangements (the "Retained Property Management Agreement"). The Retained Property Management Agreement shall provide that: (i) Buyer will bear all expenses relating to the Headend Real Property and Retained Property Franchises and the operation thereof and will receive the net cash flow from the Retained Property Franchises as its management fee; (ii) Sellers will indemnify, defend and hold Buyer harmless from any Claims related to defending any challenges raised with respect to a Headend Real Property, a Retained Property Franchise or the transactions described in this Section 6.14(b) as applied to such Headend Real Property and Retained Property Franchise; (iii) Buyer will have a valid leasehold interest in each Headend Real Property and will have full possession of such property (subject to Permitted Encumbrances) and the full right to use such property for purposes of conducting the business of the System without the payment of any rent (but subject to the expense arrangement described in the preceding clause (i)); and (iv) its term will continue with respect to each Headend Real Property and Retained Property Franchise until there is a Subsequent Property Transfer of such Headend Real Property and Retained Property Franchise, or such Retained Property Franchise is revoked as a result of the transactions described in this Section 6.14(b)(iii), or a court orders the termination of the Retained Property Management Agreement with respect to such Headend Real Property and Retained Property Franchise or Buyer's obligation to consummate a Subsequent Property Transfer ceases pursuant to Section 6.14(b)(ii).

(iv) If the provisions of this Section 6.14(b) become operative, the parties agree to use commercially reasonable efforts and act in good faith in taking such actions and negotiating such additional provisions or other agreements, including amendments to this Agreement, as may be necessary or appropriate to carry out the intent of this Section 6.14(b).

6.15 Estoppel Certificates. Prior to the Closing, each Seller shall use commercially reasonable efforts to obtain estoppel certificates with respect to each Real Property Lease of such Seller in a form reasonably acceptable to Buyer and its lenders.

6.16 Transition Services. Sellers will provide to Buyer in connection with the System, for a period of one year following the Closing (subject to earlier termination at Buyer's election with respect to any Transition Service), transition services to allow for the conversion of existing call center, billing system, and all internet support services, including access to and the right to use its billing system, call center, internet addresses, software, internet back bone connection, email servers and related fixed assets, financial reporting services and vehicle fleet/inventory management and maintenance services (the "Transition Services"). Sellers and Buyer will negotiate in good faith to reach agreement within sixty (60) days after execution of this Agreement to enter into a transition services agreement (the "Transition Services Agreement"), pursuant to which Sellers will provide the Transition Services and any other services agreed to by both parties. The Transition Services Agreement shall provide that: (a) the Transition Services provided to Buyer for a period of six months following the Closing Date will be provided to Buyer at the lower of: (i) Sellers' actual cost, or (ii) the cost of such Transition Services allocated by Sellers' Affiliates to Sellers in a manner consistent with past practice (such lower amount being the "Cost-Based Fee"); and (b) any Transition Services provided to Buyer after such 6-month period will be provided to Buyer at the Cost-Based Fee plus an additional fee amount to be set forth in the Transition Services Agreement. Within 30 days after execution of this Agreement, Sellers shall identify all such services provided by any Person other than Sellers for the System and Buyer may then opt to include these services as Transition Services in the Transition Services Agreement. Based on Sellers' representations to Buyer, Buyer acknowledges that in order for Buyer to obtain billing-related Transition Services, Buyer would be required on the Closing Date to execute an Interim Letter Agreement with CSG System, Inc. substantially in the form previously provided to Buyer, provided it is understood that Buyer is not obligated under this Agreement to enter into an Interim Letter Agreement.

6.17 No Shop.

None of any Seller, Charter Communications, Inc., or any of their respective controlled Affiliates, partners or officers or any agent or representative of any of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly: (a) solicit or initiate the submission of proposals or offers from any Person for, participate in any discussions pertaining to, or furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of all or any portion of the Assets or (b) furnish confidential information about the System to any party other than Buyer or its Affiliates in connection with the possible sale of the System or any of the Assets to any party other than Buyer or its Affiliates.

6.18 Delivery of Due Diligence. Sellers will deliver or make available to Buyer at the offices of the System reasonably promptly after the date hereof the additional regulatory due diligence materials set forth on Schedule 6.18 (the "Additional Regulatory Diligence Material"). Additional Regulatory Diligence Material that Sellers intend to deliver to Buyer (rather than make such materials available at the offices of the System) must be delivered to Buyer on or prior to September 23, 2003. All other Additional Regulatory Diligence Material shall be made available at the offices of the System, and in order for Buyer to conduct its review of such Additional Regulatory Diligence Material that is not delivered or intended to be delivered to Buyer pursuant to the preceding sentence, each Seller shall afford to Buyer or authorized representatives and advisors of Buyer (including Buyer's prospective financing sources and their respective representatives and advisors) reasonable access during normal business hours to the offices and properties of the System where such Additional Regulatory Diligence Material is maintained, shall make available to the foregoing Persons knowledgeable personnel of the System, and shall use its best efforts to schedule any site visits requested by the foregoing Persons on the dates and at the times requested by Buyer, which shall be as soon as reasonably practicable and no later than October 14, 2003. If the Additional Regulatory Diligence Material indicates that following the Closing, Buyer or its Affiliates (as operators of the System) will incur or be obligated to pay additional operating expenses, capital expenditures or other reasonable out of pocket costs or expenses in excess of $250,000 in the aggregate, Buyer shall have the right to terminate this Agreement by delivering written notice thereof to Sellers on or prior to the earlier of (i) October 21, 2003, and (ii) the fifth Business Day after the date of the final site visit conducted pursuant to the second sentence of this Section 6.18. Sellers will deliver or make available to Buyer reasonably promptly after the date hereof, but in no event later than September 30, 2003, the diligence materials set forth on Schedule 6.18A, but such materials do not constitute Additional Regulatory Diligence Material.

6.19 Inter-Affiliate Transfer of Assets. Prior to the Closing, any Seller may transfer any of its Assets to any Affiliate of any Seller in accordance with this Section 6.19 (an "Inter-Affiliate Transfer"). In the event of an Inter-Affiliate Transfer, Buyer and Sellers shall enter into an amendment to this Agreement to add any such Affiliate that is the recipient of Assets pursuant to an Inter-Affiliate Transfer as an additional Seller to this Agreement; such Affiliate shall be obligated to transfer to Buyer at the Closing the Assets which were the subject of the Inter-Affiliate Transfer on the terms and conditions set forth in this Agreement and shall otherwise have the rights and obligations of a Seller under this Agreement. Sellers and their Affiliates shall be solely responsible for all costs and expenses (including Sales Taxes) incurred in connection with the transfers and assignments contemplated by this Section 6.19.

6.20 Pre-Closing Letter of Credit. Upon expiration of Buyer's right to terminate this Agreement pursuant to the last sentence of Section 6.2(c), Buyer shall deliver to the Escrow Agent an irrevocable stand-by letter of credit in the face amount of Twenty-Five Million Dollars ($25,000,000) on standard commercial terms in a form and from a bank or financial institution reasonably acceptable to Sellers naming the Escrow Agent identified in the Letter of Credit Escrow Agreement as the beneficiary ("Pre-Closing Letter of Credit") to secure, in part, Buyer's obligations hereunder. Such Pre-Closing Letter of Credit will serve as a substitute for the Pre-Closing Deposit.

6.21 EBS Percentage Amendment. Buyer and Sellers acknowledge that Sellers desire that the term "EBS Percentage" be amended prior to the Closing to the extent required such that the Sellers' respective EBS Percentages reflect the relative fair market value of Equivalent Basic Subscribers located within the various Franchise Areas included in the System, as jointly determined by Buyer and Sellers with the assistance of Daniels & Associates, Inc. ("Daniels"). Any out-of-pocket fees, costs or expenses incurred in connection with such determination (including any valuation, banking or other fees charged by Daniels) shall be borne solely by Sellers. Accordingly, promptly after the date of this Agreement, Buyer and Sellers in good faith shall endeavor to negotiate, execute and deliver a mutually satisfactory amendment to Section 1.1 of this Agreement solely for the purpose of amending the definition of "EBS Percentage" so as to reflect this principle.

7. Conditions Precedent To Buyer's Obligations.

The obligations of Buyer to purchase and accept assignment, transfer and delivery of the Assets to be sold, assigned, transferred and delivered to Buyer hereby are subject to the satisfaction or waiver, at or prior to the Closing Date (as provided herein), of the following conditions:

  7.1 Representations and Warranties of Sellers.

  As to the representations and warranties of Parent and Sellers set forth in Section 4, (a) each of those representations and warranties set forth in Section 4 which is expressly stated to be made solely as of the date of Section 4 or another specified date shall be true and correct in all respects as of such date, (b) each of the other representations and warranties of Sellers set forth in Section 4 shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time, and (c) the representations and warranties regarding Parent set forth in Section 4.5 shall be true and correct in all respects, provided that, for purposes of each of clauses (a) and (b) above, the representations and warranties shall be deemed true and correct in all respects to the extent that, after removing concepts of Material Adverse Effect or materiality from all such individual representations and warranties, the aggregate effect of any inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect.

  7.2 Covenants.

  Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

  7.3 Required Consents.

  (a) The Material Consents shall have been obtained; provided that this condition will deemed satisfied if the only Material Consents that have not been obtained are Required Consents to transfer to Buyer Franchises covering in the aggregate 10% or fewer of the System's active subscribers to Basic Cable Service; provided, further that this condition will not be deemed satisfied if the Required Consent for the Franchise set forth on Schedule 6.14 has not been obtained.

  (b) Buyer shall have entered into retransmission consents agreements (including pursuant to Section 6.9(d)) with each television broadcast station serving an area covered by the System and carried by the System that has elected "retransmission consent" status under the Cable Act on commercially reasonable terms and conditions based on industry experience for similar-sized cable operators.

  (c) The number of active subscribers to Basic Cable Service that are covered by either Retained Consent Franchises or Retained Property Franchises shall not exceed 10% of the System's active subscribers to Basic Cable Service.

  7.4 Judgments.

  There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing, nor shall any action or other proceeding that reasonably could be expected to result in any such judgment, decree, order or other prohibition be pending or overtly threatened; provided that Buyer shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

  7.5 Material Adverse Change.

  Since the date of this Agreement, there shall not have been any changes or events that, individually or in the aggregate, constitute a Material Adverse Effect.

  7.6 Retained Franchise and Retained Property Management Agreements.

  If Section 6.14(a) applies, the parties shall have reached agreement on the Retained Franchise Management Agreement. If Section 6.14(b) applies, the parties shall have reached agreement on the Retained Property Management Agreement.

  7.7 Transition Services Agreement.

  The parties shall have reached agreement on the Transition Services Agreement.

  7.8 Post-Closing Escrow Agreement.

  A financial institution reasonably acceptable to Buyer will have entered into the Post-Closing Escrow Agreement as the initial Escrow Agent thereunder.

  7.9 HSR Act.

  The requisite waiting period, if any, under the HSR Act shall have expired or terminated.

  7.10 Delivery of Certificates and Documents.

  Sellers shall have furnished to Buyer the following:

    a certificate of an officer of each Seller as to: (i) such Seller's formation or other organizational documents; (ii) all actions taken by and on behalf of such Seller to authorize the execution, delivery and performance of this Agreement and the Related Agreements; and (iii) the incumbency of officers signing this Agreement and any Related Agreement on behalf of such Seller;

    a certificate of each Seller certifying that the conditions set forth in Sections 7.1 (without giving effect to the proviso set forth in such Section), 7.2, 7.3 and 7.5 have been satisfied;

    the Bill of Sale and Assignment and Assumption Agreement, a deed, in form and substance reasonably satisfactory to Sellers and Buyer, conveying title to each parcel of Real Property owned by a Seller to Buyer, and such other transfer instruments as Buyer may deem reasonably necessary to convey all of the Assets to Buyer and to perfect Buyer's right in and to the Assets, all in a form reasonably acceptable to Buyer, each duly executed by Sellers;

    the Transition Services Agreement, the Post-Closing Escrow Agreement and, if Section 6.14 applies, the Retained Franchise Management Agreement, each duly executed by Sellers;

    copies of all Required Consents obtained on or prior to Closing, and copies of the System Contracts described in the final sentence of Section 6.1(b);

    evidence reasonably satisfactory to Buyer that all Encumbrances (other than Permitted Encumbrances) affecting or encumbering the Assets have been terminated, released or waived, as appropriate, or original instruments in form reasonably satisfactory to Buyer effecting such terminations, releases or waivers;

    an opinion letter of Thompson Coburn LLP, counsel for Sellers, in form and substance reasonably satisfactory to Buyer and its counsel, which opinion shall be dated the Closing Date;

    a certificate from an officer of each Seller meeting the description contained in Treasury Regulations section 1.1445-2(b)(2)(i) to the effect that such Seller is not a foreign person within the meaning of section 1445 of the IRC; and

    all other documents as are reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

  7.11 Financial Statements. No fewer than ninety (90) days shall have elapsed from the date Buyer received the Audited Financial Statements.

  7.12 Audited Financial Statements.Buyer shall have received the Audited Financial Statements described in Section 6.2(c) and KPMG shall have taken any action contemplated by Section 6.2(f) that Buyer has reasonably requested.

  7.13 2003 Financial Statements. If Closing has not occurred by February 14, 2004, Buyer shall have received the 2003 Unaudited Financial Statements. If Closing has not occurred by March 29, 2004,

Buyer shall have received the 2003 Audited Financial Statements described in Section 6.2(d).

7.14 Delivery of Additional Regulatory Diligence Material. Buyer shall have received the Additional Regulatory Diligence Material and Buyer's right to terminate this Agreement pursuant to Section 6.18 shall have expired.

8. Conditions Precedent to Sellers' Obligations.

Sellers' obligation to sell, assign, transfer and deliver the Assets to Buyer hereunder are subject to the satisfaction or waiver at or prior to the Closing Date (as provided herein) of the following conditions:

  8.1 Representations and Warranties of Buyer.

  As to the representations and warranties of Buyer set forth in Section 5, (a) each of those representations and warranties set forth in Section 5 which is expressly stated to be made solely as of the date of this Agreement or another specified date shall be true and correct in all respects as of such date, and (b) each of the other representations and warranties of Buyer set forth in Section 5 shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time; provided that, for purposes of each of clauses (a) and (b) above, such representations and warranties shall be deemed true and correct in all respects to the extent that, after removing concepts of material adverse effect or materiality from all such individual representations and warranties, the aggregate effect of any inaccuracies in such representations and warranties as of the applicable times does not reflect a material adverse change in Buyer's ability to perform its obligations under this Agreement.

  8.2 Covenants.

  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

  8.3 Judgment.

  There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing, nor shall any action or other proceeding that reasonably could be expected to result in any such judgment, decree, order or other prohibition be pending or overtly threatened; provided that Sellers shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

  8.4 Retained Franchise Management Agreement.

  If Section 6.14 applies, the parties shall have reached agreement on the Retained Franchise Management Agreement.

  8.5 Transition Services Agreement.

  The parties shall have reached agreement on the Transition Services Agreement.

  8.6 Post-Closing Escrow Agreement.

  A financial institution reasonably acceptable to Sellers will have entered into the Post-Closing Escrow Agreement as the initial Escrow Agent thereunder.

  8.7 HSR Act.

  The requisite waiting period, if any, under the HSR Act shall have expired or terminated.

  8.8 Delivery of Certificates and Documents.

  Buyer shall have furnished to Sellers the following:

    a certificate of Buyer certifying that the conditions set forth in Sections 8.1 (without giving effect to the proviso set forth in such Section) and 8.2 have been satisfied;

    the Bill of Sale and Assignment and Assumption Agreement, and any document described in Section 7.11(c) that, by its terms or in order to be effective, must be executed by Buyer, each duly executed by Buyer;

    the Transition Services Agreement, the Post-Closing Escrow Agreement and, if Section 6.14 applies, the Retained Franchise Management Agreement, each duly executed by Buyer;

    an opinion letter of Kirkland & Ellis LLP, counsel for Buyer, in form and substance reasonably satisfactory to Sellers and their counsel, which opinion shall be dated the Closing Date;

    resale certificates with respect to applicable sales and use Tax exemptions as reasonably requested by Sellers relating to Assets to be re-sold by Buyer after Closing; and

    all other documents as are reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

  8.9 Purchase Price.

Buyer shall have delivered the Purchase Price as provided in Section 3.2.

9. Survival of Representations and Warranties.

The representations, warranties and certifications of the parties made or provided for in this Agreement shall survive the Closing until the later of the first anniversary of the Closing Date and March 31, 2005, except the representations and warranties set forth in Sections 4.2, 4.19, 4.16 and 4.22, the first sentence of Section 4.7(d), and Section 4.8(a), and certifications thereof, shall survive the Closing for the duration of the applicable statute of limitations (the "Indemnity Period"). No claim for indemnification for breach of a representation or warranty or any related certification may be asserted after the expiration of the applicable Indemnity Period; provided that the written assertion of any claim by a party against the other(s) hereunder with respect to the breach or alleged breach of any representation, warranty or certification (or of a series of facts which would support such breach) shall extend the Indemnity Period with respect to such claim through the date such claim is conclusively resolved.

10. Indemnification.

  10.1 Indemnification by Buyer.

  Subject to the provisions of this Section 10, Buyer agrees to indemnify, defend and hold harmless Sellers, after the Closing, from and against any and all Claims (as defined herein) to the extent such Claims are based upon, arise out of or are related to (i) a breach of any representation or warranty or any related certification described in Section 8.8(a), or any failure to perform or comply with any of the covenants, conditions or agreements, of Buyer set forth in this Agreement or in any Related Agreement, (ii) the assertion of any Claim or any legal action against Sellers by any Governmental Authority or other Person based upon, arising out of or relating to the ownership or operation of the Assets or the System to the extent occurring, arising or accruing after the Closing Date (other than as a result of facts or circumstances giving rise to a Claim described in Section 10.2), or (iii) the Assumed Liabilities.

  10.2 Indemnification by Parent and Sellers.

  (a) Subject to the provisions of this Section 10, each Seller severally, and not jointly, agrees to indemnify, defend and hold harmless Buyer, after the Closing, from and against any and all Claims to the extent such Claims are based upon, arise out of or relate to (i) a breach of any representation or warranty set forth in this Agreement or any related certification thereof delivered pursuant hereto, or any failure to perform or comply with any of the covenants, conditions or agreements, of such Seller set forth in this Agreement or in any Related Agreement, (ii) any Claim or legal action against Buyer by any Governmental Authority or other Person based upon, arising out of or relating to the ownership or operation of the Assets, the Real Property or the System attributable to such Seller to the extent such Claim or legal action relates to or arises from facts, events or conditions existing or occurring prior to the Closing including the ownership or operation by such Seller of the Assets, the Real Property or the System prior to the Closing (other than to the extent such Claim or legal action is an Assumed Liability or is an Environmental Claim based upon, arising out of or relating to the ownership or operation of the Assets or the System prior to the Start Date (a "Pre-Start Date Environmental Claim")), or (iii) any Retained Liability of such Seller (other than a Retained Liability to the extent arising out of a Pre-Start Date Environmental Claim). To the extent that any Claim for which Buyer is entitled to indemnification under this Section 10.2(a) is not readily attributable to a particular Seller, each Seller shall indemnify, defend and hold harmless Buyer with respect to such Claim, but only to the extent of such Seller's EBS Percentage of such Claim.

  (b) Subject to the provisions of this Section 10, Parent agrees to indemnify, defend and hold harmless Buyer, after the Closing, from and against any and all Claims to the extent such Claims are based upon, arise out of or relate to (i) a breach of any representation or warranty or any related certification thereof delivered pursuant hereto, or any failure to perform or comply with any of the covenants, conditions or agreements, of any Seller or Parent set forth in this Agreement or in any Related Agreement, (ii) any Claim or legal action against Buyer by any Governmental Authority or other Person based upon, arising out of or relating to the ownership or operation of the Assets, the Real Property or the System to the extent such Claim or legal action relates to or arises from facts, events or conditions existing or occurring prior to the Closing including the ownership or operation of the Assets, the Real Property or the System prior to the Closing (other than to the extent such Claim or legal action is an Assumed Liability or is a Pre-Start Date Environmental Claim), or (iii) any Retained Liability (other than a Retained Liability to the extent arising out of a Pre-Start Date Environmental Claim).

  10.3 Assertion of Claims.

    If Buyer or any Seller believes that it has a claim for indemnification, it shall notify the other promptly in writing describing such claim with reasonable particularity and containing a reference to the provisions of this Agreement under which such claim has arisen. The omission by a party to so notify promptly any other party shall not relieve such other party from any liability which it may have to the first party in connection therewith, except to the extent such other party actually has been prejudiced by such failure to give notice.

    As used in this Section 10, the word "Claim" shall mean any and all liabilities, obligations, losses, damages, deficiencies, demands, claims, fines, penalties, interest, assessments, judgments, actions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto (including, without limitation, reasonable attorneys' fees incurred in connection with the investigation or defense thereof or in asserting rights hereunder).

    No provision of this Agreement is intended to confer any third party beneficiary rights, including but not limited to any extension of any statute of limitations pertaining to suits, actions or proceedings brought by third parties.

  10.4 Notice of and Right to Defend Third Party Claims.

  Promptly upon receipt of notice of any Claim or the commencement of any suit, action or proceeding by a third party in respect of which indemnification may be sought on account of an indemnity agreement contained in Section 10.1 or 10.2, the party seeking indemnification (the "Indemnitee") shall give notice in writing to the party from whom indemnification is sought (the "Indemnitor"). The omission by such Indemnitee to so notify promptly such Indemnitor of any such Claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith. In case any Claim shall be asserted or any suit, action or proceeding commenced against an Indemnitee, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, subject to Indemnitor's written confirmation of its indemnity obligations hereunder with respect to such Claim, to assume the defense or conduct the settlement thereof with legal counsel reasonably acceptable to the Indemnitee; provided that the Indemnitor will not be entitled to assume such defense or conduct such settlement if the claimant seeks a remedy other than the payment of money damages or if the Claim relates to a Franchise. Anything herein to the contrary notwithstanding, the Indemnitor shall not be entitled to settle any such suit, action or proceeding without the Indemnitee's consent, which consent may be withheld in the Indemnitee's sole discretion if such settlement would impose a monetary obligation on the Indemnitee or if compliance with such settlement would require the Indemnitee to expend more than a nominal amount, and in any other event shall not be unreasonably withheld. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof (along with its written confirmation of its indemnity obligations), the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee to employ separate counsel in connection with the defense, conduct or settlement thereof following such notice. The Indemnitee will reasonably cooperate (at the Indemnitor's expense) with the Indemnitor in connection with any such claim assumed by the Indemnitor to make available to the Indemnitor all Persons and all pertinent information under the Indemnitee's control.

  10.5 Limitations of Liability.

    The amount of any Claim indemnifiable by an Indemnitor pursuant to Section 10.1 or 10.2 shall be reduced by the amount of any insurance proceeds resulting from the subject matter of such claim actually received by the Indemnitee in respect of such claim (net of any resulting increase in insurance premiums and any expenditures made in connection with obtaining such insurance recovery).

    Neither Parent nor any Seller shall be required to indemnify Buyer under Section 10.2 with respect to Claims arising out of any breach of any representation and warranty of any Seller contained in this Agreement or any certificate thereof delivered pursuant hereto, and Buyer shall not be required to indemnify Sellers under Section 10.1 with respect to Claims arising out of any breach of any representation and warranty of Buyer contained in this Agreement or any certificate thereof delivered pursuant hereto, until the aggregate amount of all such Claims against Parent and the Sellers, or against Buyer, as the case may be, exceeds $250,000 (the "Indemnification Threshold"), in which case the indemnifying party or parties shall only be liable for the amount of all Claims in excess of the Indemnification Threshold.

    From and after the Closing, Parent's and Sellers' collective aggregate liability to Buyer for Claims arising from this Agreement shall be limited to $10,000,000; provided, however, that such limitation shall not be applicable to: (i) Claims arising from any Retained Liabilities; (ii) any breach of any representation and warranty of any Seller in Section 4.2, 4.19, 4.16 or 4.22, the first sentence of Section 4.7(d), Section 4.8(a), or any certification thereof; (iii) the breach of any representation and warranty of the Parent contained herein or in any certification thereof; and (iv) any breach by any Seller or any Affiliate of any Seller of Section 6.9(b), 6.10 or any other covenant required to be performed after the Closing. From and after the Closing, Buyer's liability to Sellers for Claims arising out of this Agreement shall be limited to $10,000,000; provided, however, that such limitation shall not be applicable to: (i) Claims arising from any Assumed Liabilities; and (ii) any breach by Buyer of any covenant required to be performed after the Closing.

    From and after the Closing, each Seller's individual aggregate liability to Buyer for Claims arising from this Agreement shall be limited to the product of such Seller's EBS Percentage multiplied by $10,000,000; provided, however, that such limitation shall not be applicable to: (i) Claims arising from any Retained Liabilities; (ii) any breach of any representation and warranty of such Seller in Section 4.2, 4.19, 4.16 or 4.22, the first sentence of Section 4.7(d), Section 4.8(a), or any certification thereof; and (iii) any breach by such Seller or any Affiliate of such Seller of Section 6.9(b), 6.10 or any other covenant required to be performed after the Closing.

  10.6 Exclusive Remedy.

After the Closing, the remedies provided for in this Section 10 shall be exclusive and shall be in lieu of all other remedies for any breach of any representation, warranty, covenant, obligation or other provision of this Agreement (other than any breach that was fraudulent or intentional); provided, however, that this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

11. Termination.

  11.1 Termination.

This Agreement may be terminated prior to the Closing only in accordance with the following:

(a) At any time by mutual consent of each Seller and Buyer;

(b) By Sellers (acting unanimously) or by Buyer if the Closing hereunder has not taken place on or before the Outside Closing Date other than by reason of a breach or default of any of the covenants or agreements contained in this Agreement by the party(ies) seeking to terminate; provided that such parties may mutually agree to extend such date if as of such date the conditions to Closing set forth have not been satisfied;

(c) By Sellers (acting unanimously) or by Buyer, at any time, if the other party is in material breach or material default of its covenants and agreements under this Agreement and the party(ies) in breach or default does not cure such breach or default within 30 days after written notice thereof is delivered to the non-terminating party, provided that Buyer is not (in the case of a termination by Buyer) or no Seller is (in the case of a termination by Sellers) in material breach or material default hereunder;

(d) By Sellers (acting unanimously) or by Buyer, if the representations and warranties of the other party(ies) are not true and correct in all respects (or, with respect to representations and warranties made as of a specific date, are not true and correct in all respects as of such date), and such failure is not cured (i) within 60 days after written notice thereof is delivered to the non-terminating party(ies), or (ii) by the Outside Closing Date, whichever of (i) or (ii) is earlier; provided that all of the representations and warranties of the terminating party(ies) are true and correct in all respects; and provided, further, that for purposes of this Section 11.1(d), the representations and warranties of a party (or in the case of Sellers, all Sellers) shall be deemed true and correct in all respects to the extent that, after removing concepts of Material Adverse Effect or materiality from all such individual representations and warranties, the aggregate effect of any inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect; and

(e) By Buyer, in accordance with Section 6.2(c), 6.12 or 6.18.

11.2 Surviving Obligations.

In the event of termination of this Agreement by either Buyer or Sellers pursuant to this Section 11, prompt written notice thereof shall be given to the other party(ies), and this Agreement shall terminate without further action by any of the parties hereto. In such event, no party shall have any further obligation or liability to any other party pursuant to or by reason of this Agreement, except for such party's obligations set forth in Sections 4.22, 5.5, 6.4, 11.3, 11.4, 12, 20 and (with respect to any Section identified in this proviso) 21 or, subject to Section 11.3(a), any breach of this Agreement prior to such termination.

11.3 Liquidated Damages.

(a) If Sellers terminate this Agreement pursuant to Section 11.1(c) or 11.1(d), then Buyer shall be liable to Sellers in an amount equal to $25,000,000; provided that, if Sellers terminate this Agreement pursuant to either such Section and an Intentional Failure to Close (as defined below) has occurred, then, in lieu of receiving such amount, Sellers (acting unanimously) may elect to (i) receive a payment in the amount of $5,000,000 and (ii) recover from Buyer such actual damages in excess of $5,000,000 to which Sellers may be entitled. Any election by Sellers described in the proviso to the preceding sentence (which election shall be irrevocable) shall be stated in the notice of termination given by Sellers to Buyer pursuant to Section 11.1(c) or 11.1(d), as applicable, and, if such notice does not state whether Sellers make such election, then Sellers will be deemed irrevocably not to have made such election. In such event Sellers shall be entitled to receive either $25,000,000 or $5,000,000 (in either case, the "Fixed Payment Amount") pursuant to the first sentence of this Section 11.3(a), then the Fixed Payment Amount will be payable from the Pre-Closing Deposit or the proceeds of a drawing under the Pre-Closing Letter of Credit, as applicable, pursuant to the Pre-Closing Escrow Agreement or Letter of Credit Escrow Agreement, as applicable, and, if the Fixed Payment Amount is $5,000,000, then upon the payment of such amount, the Pre-Closing Letter of Credit will be returned to Buyer for cancellation (or, as applicable, all other proceeds of any drawing under the Pre-Closing Escrow Letter of Credit will be disbursed to Buyer).

(b) An "Intentional Failure to Close" means that each of the following statements is true: (i) each of the conditions to the Closing set forth in Article 7 or Article 8 either has been satisfied or waived in writing or is not satisfied solely due to a misrepresentation of Buyer set forth in this Agreement or a breach of this Agreement by Buyer, and (ii) a Financing Source Failure has not occurred and is not then continuing.

(c) A "Financing Source Failure" means any of the following shall have occurred:

(i) the conditions precedent set forth in any Financing Letter shall have been satisfied but one or more of the financing sources party thereto shall have failed to perform its funding obligations thereunder;

(ii) any condition precedent set forth in any Financing Letter shall not have been satisfied (other than as a result of any willful misconduct of the Buyer or its Affiliates); or

(iii) any of the Financing Letters shall have been terminated by the financing source(s) party thereto.

(d) If Sellers terminate this Agreement pursuant to Section 11.1(c) or 11.1(d) and either (i) an Intentional Failure to Close has not occurred, or (ii) an Intentional Failure to Close has occurred and Sellers do not make the election described in Section 11.3(a), then the payment to Sellers of the Fixed Payment Amount shall serve as full liquidated damages (and not as a penalty) under applicable law, and Buyer shall not have any further liability under this Agreement (except as provided in Section 11.2). Payment of such liquidated damages shall constitute the sole and exclusive remedy under such circumstances for each Seller, each of whom shall be deemed to have waived and released any right to sue Buyer for specific performance of this Agreement or to recover any damages or other amounts in excess of the Fixed Payment Amount under such circumstances, except for any breach that occurs after the date of the termination of this Agreement of any provision of this Agreement that survives the termination of this Agreement as provided in Section 11.2.

(e) If this Agreement terminates other than under the circumstances described in Sections 11.3(a) through 11.3(d), then Buyer and Sellers will take such action as may be required to cause the Escrow Agent under the Pre-Closing Escrow Agreement or Letter of Credit Escrow Agreement, as applicable, to release the Pre-Closing Deposit or the Pre-Closing Letter of Credit, as applicable, to Buyer.

11.4 Attorney's Fees.

Notwithstanding any provision in this Agreement that may limit or qualify a party's remedies, but subject to the limitation set forth in Section 11.3(a), in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses.

12. Expenses.

Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

13. Entire Agreement.

Buyer and Sellers agree that this Agreement, including the Schedules and all Exhibits hereto and any other written document or instrument delivered in connection herewith, including the Related Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto.

14. Parties Obligated and Benefited.

Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement; provided that no such consent of Sellers will be required with respect to any assignment by Buyer (a) to an Affiliate of Buyer or for collateral purposes, at any time, or (b) to any Person, after the Closing. No assignment (whether or not the preceding sentence requires the consent of the other party(ies) thereto) will release the assigning party from any liability or obligation under this Agreement.

15. Notices.

All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered in person or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, by reputable overnight mail or courier or by telecopier, in either case, with receipt confirmed, addressed as follows:

If to Sellers:

Charter Communications VI, LLC
The Helicon Group, L.P.
Hornell Television Services, Inc.
Interlink Communications Partners, LLC
Charter Communications LLC
12405 Powerscourt Drive
St. Louis, MO 63131
Telephone: 314-543-2308
Telecopy: 314-965-8793
Attention: Curtis S. Shaw, Esq.
Senior Vice President,
General Counsel and Secretary

With a copy to:

Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Telephone: 314-552-6000
Telefax: 314-552-7000
Attention: Thomas A. Litz, Esq.

If to Buyer:

Atlantic Broadband Finance, LLC
c/o ABRY Partners, LLC
111 Huntington Avenue
30th Floor
Boston, MA 02199
Telephone: 617-859-2959
Telefax: 617-859-8797
Attention: Jay Grossman

With a copy to:

Kirkland & Ellis LLP
153 E. 53rd Street
New York, NY 10022
Telephone: 212-446-4800
Telefax: 212-446-4900
Attention: John Kuehn, Esq.

or at such other address or addresses as may have been furnished in writing by any party to the others in accordance with the provisions of this Section 15.

Notices and other communications provided in accordance with this Section 15 shall be deemed delivered upon receipt. The furnishing of any notice or communication required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice to persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice or communication, and no copy provided for above will constitute notice to a party.

16. Amendments and Waivers.

Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Sellers and Buyer. Any amendment or waiver effected in accordance with this Section 16 shall be binding upon each party. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

17. Severability.

If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable because of the conflict of such provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be reformed and construed as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted.

18. Section Headings and Terms.

The section headings in this Agreement are for convenience and reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Whenever required by the context, the singular will include the plural and the masculine, feminine, or neuter gender will include all genders. Neither the term "including' nor any derivative thereof is used in this Agreement to signify any limitation to any item or items specified in connection therewith, whether or not such term or derivative is accompanied by words such as "without limitation" or "but not limited to." All accounting determinations pursuant to this Agreement (including the amounts of the Adjustment Assets and Adjustment Liabilities) will be made in accordance with the accounting policies and practices employed by Sellers in the preparation of the unaudited financial statements as of June 30, 2003 and for the six-month period then ended that are part of Schedule 4.5, to the extent that such policies and practices are consistent with GAAP, and otherwise in accordance with GAAP, to the extent such accounting policies and procedures are not consistent with GAAP; provided that all known errors and adjustments of the type required in a year-end closing of the books will be made.

19. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when counterparts which together contain the signatures of each party hereto shall have been delivered to Sellers and Buyer.

20. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the law (without giving effect to the law governing the principles of conflicts of law) of the State of Delaware.

21. Specific Performance.

Subject to the limitations set forth in Section 11.3, the parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or other relief (without the posting of any bond or other security) as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof by any of the parties hereto and, to the extent permitted by applicable Legal Requirements, each party hereof waives any objection to the imposition of such relief. Any such specific or equitable relief granted shall not be exclusive and an Indemnitee shall also be entitled to seek money damages.

22. Cooperation.

The parties agree to cooperate and use reasonable efforts to fulfill obligations imposed under this Agreement. This shall include delivery of documents in a prompt manner.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date and year first above written.

SELLERS:

CHARTER COMMUNICATIONS VI, LLC

By:
Name:
Title:

THE HELICON GROUP, L.P.
By: Charter Helicon, LLC its general partner

By:
Name:
Title:

HORNELL TELEVISION SERVICE, INC.

By:
Name:
Title:

CHARTER COMMUNICATIONS, LLC

By:
Name:
Title:

INTERLINK COMMUNICATIONS PARTNERS, LLC

By:
Name:
Title:

CHARTER COMMUNICATIONS HOLDINGS, LLC

By:
Name:
Title:

BUYER:

ATLANTIC BROADBAND FINANCE, LLC

By:
Name:
Title:

LIST OF EXHIBITS AND SCHEDULES

Exhibits

A Form of Letter of Credit Escrow Agreement
Form of Post-Closing Escrow Agreement
Illustration of Purchase Price Adjustments
Financing Letters

Schedules

Schedule 1 - Description of System
Schedule 1E - Minimum Asset Inventory
Schedule 2.1(b)(i) - Programming and Retransmission Consent Agreements Being Assigned
Schedule 2.1(b)(ix) - Additional Software Licenses Being Assigned
Schedule 2.1(b)(xi) - Advertising Sales Agreements Being Assigned
Schedule 2.1(b)(xii) - Excluded Assets
Schedule 4.3 - Conflicting Agreements of Seller
Schedule 4.4 - Required Consents
Schedule 4.5 - Financial Statements
Schedule 4.6 - Certain Changes
Schedule 4.7 - Real Property; Leases
Schedule 4.8 - Personal Property Leases
Schedule 4.9 - Sufficiency of Assets Exceptions
Schedule 4.10 - Governmental Authorizations
Schedule 4.11 - Other Agreements
Schedule 4.12 - Pole Attachment Agreements; Related Agreements
Schedule 4.13 - Retransmission Consent and Must-Carry; Rate Regulation; Copyright Compliance
Schedule 4.14 - Litigation
Schedule 4.15 - Compliance with Laws
Schedule 4.16 - Tax Matters
Schedule 4.17(a) - Employee Benefit Plans
Schedule 4.18(b) - Labor Charges, Complaints or Grievances
Schedule 4.18(d) - Union Representation of Employees
Schedule 4.18(e) - Employees
Schedule 4.19 - Environmental Matters
Schedule 4.20 - Bonds, Guaranties and Letters of Credit; Insurance
Schedule 4.21(a) - Information with Respect to Miles of Plant, Dwelling Units and Subscribers
Schedule 4.21(b) - Number of Subscribers
Schedule 4.21(c) - Channel Line-Up and Rate Card
Schedule 4.22 - Broker; Brokers' Fees
Schedule 4.23 - Accounts Receivable Exceptions
Schedule 4.24 - Franchise Renewal Rights Exceptions
Schedule 5.5 - Other Brokers
Schedule 6.1(a) - Permitted Pre-Closing Actions of Sellers
Schedule 6.6(a)(1) - Reserved Employees
Schedule 6.6(a)(2) - Employee on Leave Status
Schedule 6.6(b) - Pre-existing Condition Limitations Under Seller's Group Health Plan
Schedule 6.6(c) - Vacation and Sick Leave Policies
Schedule 6.14(a) - Franchise Consent
Schedule 6.14(b) - Headend Real Property
Schedule 6.18 - Additional Regulatory Diligence Material
Schedule 6.18A - Additional Material